CNL Strategic Capital, LLC 8-K

EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT

by and among

DOUGLAS MACHINES BUYER, INC.,

DOUGLAS MACHINES CORP.,

AND

DOUGLAS ACQUISITION COMPANY, LLC

OCTOBER 7, 2021

i

ii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 7, 2021, is made by and among Douglas Machines Buyer, Inc., a Delaware corporation (“Purchaser”), Douglas Machines Corp., a Delaware corporation (the “Company”), and Douglas Acquisition Company, LLC, a Delaware limited liability company (“Seller”).

A.        Except for the Exchanged Shares, Seller owns beneficially and of record all of the issued and outstanding capital stock of the Company (the “Shares”).

B.        Immediately prior to Closing (i) the William S. Karol Family Trust of 2012 (the “Trust”), a shareholder of the Company contributed a portion of the Shares, as indicated on Annex A (“Exchanged Shares”) in the amount of $3,500,000 (“Exchanged Amount”) to the Douglas Machines Holdings, LLC, a Delaware limited liability company and the sole stockholder of Purchaser (“Parent”) in consideration for the issuance to the Trust of a number of Class A Units of Parent having the same aggregate value as such Exchanged Shares, in each case, pursuant to that certain Contribution and Exchange Agreement between the Trust and Parent entered into immediately prior to the execution and delivery of this Agreement (“Exchange Agreement”), and (ii) immediately prior to the execution and delivery of this Agreement, Parent contributed the Exchanged Shares to Purchaser pursuant to that certain Contribution Agreement between Parent and Purchaser dated as of the date hereof, with such contribution being a transaction intended to qualify as a tax deferred contribution under Section 351 of the Code.

C.        Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, the Shares that are not Exchanged Shares, as indicated on Annex A (the “Transferred Shares”) in exchange for the Final Cash Consideration, being all of the issued and outstanding capital stock of the Company, on the terms and subject to the conditions set forth herein.

D.        As a result of (i) the Seller’s contribution of the Exchanged Shares to Parent, (ii) Parent’s contribution of the Exchanged Shares to Purchaser, and (iii) Purchaser’s purchase of the Transferred Shares from Seller, all in the manner more particularly described above, Purchaser shall become a wholly-owned subsidiary of Parent and Seller shall become an equity holder of Parent.

E.       As a result of the transactions to occur hereunder at the Closing, Purchaser will acquire all of the issued and outstanding capital stock of the Company, in each case on the terms and conditions set forth herein.

F.       Immediately following the Closing, Purchaser shall merge with and into the Company, with the Company being the surviving entity in such transaction.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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Article I

SALE AND PURCHASE OF SHARES

1.01       Sale and Purchase of Transferred Shares. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase and accept delivery from the Seller of, all of the Transferred Shares (except for the Exchanged Shares), free and clear of all Liens and other restrictions on transfer (other than applicable federal and state securities law restrictions).

1.02       Consideration. As consideration for the Transferred Shares, Purchaser shall, by wire transfer of immediately available funds:

(a)          pay, on Seller’s behalf, the Funded Indebtedness of the Company in accordance with the payoff letters delivered to Purchaser pursuant to Section 2.02(h);

(b)         pay, on the Seller’s behalf, the Transaction Expenses to such account or accounts as Seller specify in writing to Purchaser pursuant to Section 2.02(b); provided that, any amounts treated as wages to a current or former employee of the Company shall be paid to the Company, which shall pay the respective payee such amount, less applicable withholding Taxes, through the Company’s payroll system as a payment made and accounted for in a Pre-Closing Tax Period, unless otherwise required by applicable Law;

(c)       deposit an amount equal to the Escrow Amount with the Escrow Agent, which amount will be held for purposes of providing security for satisfaction for any claims in accordance with the terms of this Agreement; and

(d)       to Seller the Closing Cash Consideration, by wire transfer of immediately available funds in accordance with Section 2.02(a).

1.03       Closing Calculations. At least three (3) Business Days prior to the Closing, Seller shall provide Purchaser a statement setting forth the Company’s good faith estimates of (i) Cash (“Estimated Cash”), (ii) Indebtedness (“Estimated Indebtedness”), (iii) Transaction Expenses (“Estimated Transaction Expenses”), (iv) Net Working Capital (the “Estimated Net Working Capital”) and (v) the resulting calculation of Closing Cash Consideration, together with a schedule calculating in reasonable detail such amounts as of the Closing Effective Time. The Estimated Net Working Capital and the Final Net Working Capital (as defined below) shall be calculated in the same manner and using the same methodologies are were used in the Example Net Working Capital Calculation attached hereto as Exhibit A.

1.04       Final Closing Calculations. As promptly as possible, but in any event within ninety (90) days after the Closing Date, Purchaser will deliver to Seller a statement showing the calculation of Cash, Indebtedness, Transaction Expenses, Net Working Capital and the resulting calculation of Final Cash Consideration (the “Preliminary Statement”). After delivery of the Preliminary Statement, Purchaser shall cause the Company to provide Seller and Seller’s accountants and other representatives reasonable access to review the Company’s books and records and any work papers (subject to customary access agreements) related to the preparation of the Preliminary Statement. Seller and Seller’s accountants and other representatives may make inquiries of Purchaser, the Company and their respective accountants regarding questions concerning or disagreements with the Preliminary Statement arising in the course of their review thereof, and Purchaser shall use its, and shall cause the Company to use its, commercially reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries. If Seller has any objections to the Preliminary Statement, Seller shall deliver to Purchaser a statement setting forth in reasonable detail based on the information then available to

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it such objections (an “Objections Statement”) within thirty (30) days after delivery of the Preliminary Statement to Seller (the “Objection Period”). If an Objections Statement is not delivered to Purchaser during the Objection Period, the Preliminary Statement and the resulting calculation of the Final Cash Consideration shall be final, binding and non-appealable by the parties hereto. Seller and Purchaser shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement, Seller and Purchaser shall submit such dispute to BDO USA LLP (the “Accounting Referee”). Any submissions to the Accounting Referee shall be limited to the disputes outstanding as of the date of such submission and must be set forth in a written statement (each, a “Position Statement”) and delivered to the Accounting Referee and concurrently to each party to the dispute. The Accounting Referee shall be given reasonable access to all of the records of the Company and, to the extent related to the calculations contained in any Position Statement, the Preliminary Statement or Objections Statement, Purchaser to resolve any dispute regarding the Preliminary Statement, which determination with respect to any disputed matters shall be submitted to Purchaser and Seller within twenty (20) Business Days. The Accounting Referee shall address only those items disputed in accordance with this Section 1.04 and the Accounting Referee, acting as an expert and not as an arbitrator, shall make its determination as to any disputed items within the dollar ranges set forth in the respective Position Statements delivered by Purchaser and Seller. No party nor any Affiliate or representative of a party will (A) meet or discuss the subject matter hereof with the Accounting Referee without Purchaser and Seller and their respective representatives present or having the opportunity, following at least three (3) Business Days’ written notice, to be present, either in person or by telephone, or (B) exchange any written correspondence with the Accounting Referee regarding the subject matter hereof without simultaneously providing a copy of such correspondence to Purchaser or Seller, as applicable. Absent fraud or manifest error, the determination of the Accounting Referee shall be conclusive and binding upon the parties hereto. The fees and expenses of such Accounting Referee incurred in resolving the disputed matter shall be equitably apportioned by the Accounting Referee based on the extent to which Purchaser, on the one hand, or Seller, on the other hand, is determined by the Accounting Referee to be the prevailing party in the resolution of such disputed matters. For example, if Purchaser claims to be owed $100,000 on a net basis pursuant to this Section 1.04, Seller claims that $0 is owed to Purchaser and the Accounting Referee determines that $60,000 is owed to Purchaser on a net basis, then Purchaser shall pay 40% of the Accounting Referee’s fees and expenses and Seller shall 60% of such fees and expenses. For the avoidance of doubt, the Accounting Referee shall also resolve any disputes that may arise as to whether the Seller and Purchaser have complied with the terms and procedures of this Section 1.04. The amount of Cash, Indebtedness, Transaction Expenses and Net Working Capital as finally determined pursuant to this Section 1.04 shall be referred to herein as “Final Cash,” “Final Indebtedness,” “Final Transaction Expenses,” and “Final Net Working Capital.”

1.05       Post-Closing Adjustment Payment.

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(a)         If the Final Cash Consideration is greater than the Closing Cash Consideration (such difference, the “Excess Amount”), (i) Purchaser shall promptly (but in any event within five (5) Business Days following the determination of the Final Cash Consideration) pay, or cause to be paid, to Seller the Excess Amount, by wire transfer of immediately available funds to an account designated in writing by Seller and (ii) Purchaser and Seller shall promptly, and in any event within five (5) Business Days following the determination of the Final Cash Consideration, provide joint written instructions to the Escrow Agent instructing the Escrow Agent to release the entire Adjustment Escrow Amount in the Escrow Account to Seller.

(b)         If the Final Cash Consideration is less than the Closing Cash Consideration (the absolute value of such difference, the “Deficit Amount”), Purchaser and Seller shall promptly, and in any event within five (5) Business Days following the determination of the Final Cash Consideration, provide joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Adjustment Escrow Amount in the Escrow Account (i) to an account designated in writing by Purchaser, the Deficit Amount and (ii) to an account designated in writing by Seller, the balance remaining (if any) of the Adjustment Escrow Amount remaining in the Escrow Account (after any payment made to Purchaser from the Adjustment Escrow Amount pursuant to the foregoing clause (i)). If the Deficit Amount is greater than the then remaining balance of the Adjustment Escrow Amount (before any payment made to Purchaser from the Adjustment Escrow Amount pursuant to the foregoing clause (i)) (such excess, the “Shortfall Amount”), then Seller shall promptly, and in any event within five (5) Business Days following the determination of the Final Cash Consideration, pay, by wire transfer of immediately available funds, an amount equal to the Shortfall Amount to an account or accounts designated by Purchaser.

(c)         If the Final Cash Consideration is equal to the Closing Cash Consideration, Purchaser and Seller shall promptly, and in any event within five (5) Business Days following the determination of the Final Cash Consideration, provide joint written instructions to the Escrow Agent instructing the Escrow Agent to release the entire Adjustment Escrow Amount in the Escrow Account to Seller.

(d)         For the avoidance of doubt, any payments made to Seller pursuant to an adjustment to the Closing Cash Consideration under this Section 1.05 shall be treated as an adjustment to the purchase price for all applicable Tax purposes.

Article II

THE CLOSING

2.01       The Closing . The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via electronic exchange of documents and signatures and shall be deemed to have occurred at 12:01 a.m. Eastern Time (the “Closing Effective Time”) on the date of this Agreement (the “Closing Date”).

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2.02       The Closing Deliveries. At the Closing, the parties shall deliver, or cause to be delivered, each of the following:

(a)          Purchaser shall deliver to Seller the Closing Cash Consideration, by wire transfer of immediately available funds pursuant to wire instructions provided in writing by Seller to Purchaser not less than three (3) Business Days prior to the Closing;

(b)          Seller shall have delivered to Purchaser invoices for the Transaction Expenses payable at or prior to the Closing and wire instructions for the recipients thereof at least three (3) Business Days prior to the Closing Date, and Purchaser shall pay, or cause to be paid, on behalf of Seller and the Company (as applicable), such Transaction Expenses by wire transfer of immediately available funds in accordance with such invoices and wire instructions;

(c)          Seller shall deliver to Purchaser and Parent, as applicable, the stock certificates and stock powers representing the Transferred Shares and Exchanged Shares, duly endorsed over to each of Purchaser and Parent, as applicable;

(d)          Purchaser and Seller shall deliver duly executed copies of the Escrow Agreement;

(e)          Purchaser shall deliver, or cause to be delivered, executed copies of the Exchange Agreement and the limited liability company agreement of Parent, delivered by each party thereto other than Seller;

(f)          Seller shall deliver its counterpart signature pages to the Exchange Agreement and the limited liability company agreement of Parent;

(g)          Seller shall deliver to Purchaser a duly executed IRS Form W-9;

(h)          Seller shall cause to be delivered to Purchaser such resignations of the directors and officers of the Company as Purchaser may require, in a form acceptable to Purchaser and Seller;

(i)          Seller shall have delivered to Purchaser the payoff letters (the “Payoff Letters”) with respect to the Funded Indebtedness executed by the lenders thereof at least three (3) Business Days prior to the Closing Date, which Payoff Letters (i) set forth the amount required to be paid to satisfy in full all of such Funded Indebtedness, and (ii) provide for, upon receipt of such amount, authority to release of all collateral and Liens in respect of the applicable Funded Indebtedness;

(j)          Seller shall deliver to Purchaser certified copies of resolutions duly adopted by the Company’s board of directors, authorizing the execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(k)         Seller shall deliver to Purchaser certified copies of resolutions duly adopted by the Seller’s sole Manager, authorizing the execution, delivery and performance by Seller of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

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(l)          Seller shall deliver to Purchaser duly executed copies of the consents set forth on Schedule 2.02(l) in form and substance reasonably acceptable to Purchaser;

(m)         Seller shall deliver a certificate signed by an officer of the Company certifying correct and complete copies of the Company’s certificate of incorporation and bylaws (the “Organizational Documents”);

(n)          Seller shall deliver to Purchaser a certificate of good standing issued by the Secretary of State of the jurisdiction in which the Company is organized and each jurisdiction where the Company is qualified to do business stating that the Company, as applicable, is in good standing in such jurisdiction, dated no earlier than ten (10) Business Days prior to the Closing Date;

(o)          Seller shall deliver to Purchaser duly executed SAR Payment, Termination and Release Agreements terminating all obligations and other Liabilities of the Company under each of the Contracts set forth on Schedule 2.02(l) (collectively, the “SAR Obligations”) representing all Company Stock Appreciation Rights Agreements, duly executed by the Company and each grantee party thereto;

(p)          Seller and Purchaser shall cause to be delivered continuing employment offer letters, duly executed by the Company each of Paul Claro and Rodney Surratt;

(q)          Seller shall deliver to Purchaser duly executed copies evidencing the terminations of that certain (i) Management Consulting Services Agreement, dated as of February 16, 2021, by and between KODA Enterprises Group, LLC and the Company, as amended by that certain Amendment to Management Consulting Services Agreement, dated as of May 10, 2021, as amended, and (ii) Consulting Agreement, dated as of January 1, 2018, by and between James H. Peden and the Company, as amended;

(r)          Seller shall deliver to Purchaser a duly executed termination of engagement letter and release agreement by and between the Company and Sperry Mitchell & Company; and

(s)          Purchaser shall have delivered to Seller a copy of the binder for the R&W Policy.

2.03       Withholding. Notwithstanding any other provision in this Agreement to the contrary, Purchaser and the Company, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable (directly or indirectly) pursuant to this Agreement such amounts as Purchaser or the Company are required to deduct and withhold with respect to the making of such payment under applicable Law; provided that with respect to any payments not in the nature of compensation, if Purchaser determines that any deduction and withholding is required, Purchaser shall provide Seller with two (2) days’ notice of its intent to so deduct and withhold, and the parties shall cooperate to minimize any required deduction and withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable payee in respect of which such deduction and withholding was made.

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Article III

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Seller hereby represents and warrants to Purchaser as follows:

3.01       Organization and Organizational Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power, authority, and Registrations necessary to own, lease, and operate its properties and to carry on its businesses as now conducted. The Company is in good standing and qualified to do business in every jurisdiction in which its ownership, lease, or operation of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified has not been and would not reasonably be expected to be material. The Company has delivered or made available to Purchaser true, correct and complete copies of the Company’s Organizational Documents.

3.02       Authorization; No Breach; Valid and Binding Agreement. Except as set forth on Schedule 3.02, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate or result in a breach of or constitute a default under any applicable Law or Registration applicable to the Company, (ii) conflict with, breach, violate, or require any consent under, the provisions of the Company’s Organizational Documents, or (iii) result in any breach or violation of, constitute a default under, or result in the termination, cancellation, modification or acceleration of any right or obligation of the Company under, or result in the creation of any Lien upon any assets of the Company under, or require any authorization, consent, approval, exemption, or other action by or notice to any Governmental Entity or other third party under, any Material Contract (in each case, whether with or without notice or the lapse of time or both). Assuming that this Agreement is a valid and binding obligation of the other parties hereto and that each Ancillary Agreement to which the Company is a party will be a valid and binding obligation of the other parties thereto (as applicable), this Agreement constitutes, and each Ancillary Agreement to which Purchaser is a party will constitute, a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. No other vote of the holders of any class or series of capital stock of the Company is required to adopt this Agreement and approve the transactions contemplated hereby.

3.03       Capitalization.

(a)         Seller owns beneficially and of record the Transferred Shares, which collectively, constitute all of the issued and outstanding capital stock of the Company other than the Exchanged Shares. All of the Shares are duly authorized and validly issued in compliance with the applicable Company’s the Organizational Documents.

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(b)         Except as set forth on Schedule 3.03(b), other than the Shares held by Seller and the Exchanged Shares, the Company does not have any equity securities or securities containing any equity features issued or outstanding (including, for the avoidance of doubt, any securities of the Company convertible into or exchangeable for equity securities of the Company) (collectively, “Company Securities”), and there are no subscriptions, agreements, options, phantom equity, equity appreciation rights, warrants or other rights or arrangements outstanding that provide for the sale or issuance of any Company Securities. There are no agreements or other obligations (contingent or otherwise) that require any Company to repurchase or otherwise acquire any Company Securities.

(c)         Except as set forth on Schedule 3.03(c), there are no outstanding contractual rights, obligations or arrangements to which the Company is a party and the value of which are based on the Transferred Shares or the Exchanged Shares (including equity appreciation, phantom equity, profit participation or similar rights). There are no voting trusts, proxies or other agreements with respect to the voting of the Transferred Shares or the Exchanged Shares. Upon consummation of the transactions contemplated by this Agreement, Purchaser shall own all of the Transferred Shares free and clear of all Liens and other restrictions on transfer (other than applicable federal and state securities law restrictions or the then-applicable Organizational Documents).

(d)         The Company does not have any Subsidiaries or ownership interest in any other Person.

3.04       Financial Statements.

(a)         Schedule 3.04(a) sets forth: (i) the unaudited balance sheet of the Company as of July 31, 2021 (the “Latest Balance Sheet”) and the related statements of income and cash flows for the one (1)-month period then ended (the “Interim Financial Statements”) and (ii) the audited balance sheet and statements of income and cash flows of the Company for the fiscal years ended, June 30, 2019, June 30, 2020 and June 30, 2021 (collectively, with the Interim Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the relevant reporting period, and present fairly in all material respects the financial condition and results of operations of the Company as of the times and for the periods referred to therein, subject to (x) the absence of footnote disclosures and other presentation items in the Interim Financial Statements and (y) changes resulting from normal year-end adjustments in the Interim Financial Statements, in the cases of clauses (x) and (y), none of which would be material individually or in the aggregate to the business, operations, assets, liabilities, financial condition, operating results or cash flow of the Company. The Financial Statements are based on, and consistent with, the books and records of the Company (which in turn are true, correct and complete in all material respects).

(b)         The Company has no material outstanding Liabilities, debts or obligations of any nature, other than Liabilities, debts and obligations (i) specifically accrued or disclosed on the Latest Balance Sheet, (ii) incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability relating to any breach of Contract, breach of warranty, tort, infringement, misappropriation, violation of Law, Proceeding or environmental Liability), or (iii) otherwise disclosed on Schedule 3.04(b)(iii).

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(c)         The Company is not a party to, nor has any commitment to become a party to, any off-balance sheet partnership or any similar off-balance sheet arrangement relating to any transaction or relationship between or among the Company, on one hand, and any unaffiliated Person, on the other hand.

(d)         Except as otherwise set forth on Schedule 3.04(d) and subject to the reserve set forth on the Latest Balance Sheet, the Company’s accounts receivable (the “Receivables”) reflected on the Latest Balance Sheet, and all of the Receivables arising since the date of the Latest Balance Sheet, arose from bona fide transactions in the ordinary course of business and represent enforceable obligations of the Company, and the goods and/or services involved have been sold, delivered and/or performed to the account obligors, and no further goods are required to be provided, no further services are required to be rendered to complete the sales and fully render the services and, no Receivables are subject to any written contest, claim or right of setoff or counterclaim relating to the amount or validity thereof. To the Company’s Knowledge, there is no fact or circumstance to indicate that the collection of accounts receivable will be materially different than what has historically been customary for the Company and the business. Except as otherwise set forth Schedule 3.04(d), no such Receivable has been assigned or pledged to any Person.

(e)         The inventory of the Company (whether raw materials, work-in-process, or finished goods) is in good and usable condition, merchantable and fit for the purpose for which it was procured or manufactured, subject only to the reserve for obsolescence included in the Latest Balance Sheet, as adjusted for the passage of time through the Closing Date in accordance with GAAP and the past custom and practice of the Company. All of the inventory is valued on the books and records of the Company and in the Financial Statements at the lower of cost or market. All inventory is accounted for using the “first-in, first-out” basis of accounting in accordance with GAAP. Except as reserved on the Financial Statements or set forth on Schedule 3.04(e), all of the raw materials and work-in-process inventory of the Company can reasonably be expected to be consumed in the ordinary course of business. Except as reserved in the Financial Statements, none of the inventory is obsolete, slow moving, has been consigned to others or is on consignment from or owned by others. Since the date of the Latest Balance Sheet, no inventory has been sold or disposed of except through sales or disposals in the ordinary course of business. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company. All of the inventory of the Company is identified on and is located at the Leased Real Property.

(f)          The Company has not entered into any transaction involving the use of a special purpose entity for any off balance sheet activity.

3.05       Absence of Certain Developments. Except as set forth on the Schedule 3.05, since December 31, 2020, the Company has:

(a)         conducted its business in the ordinary course in all material respects of business

(b)         not mortgaged, pledged or otherwise imposed any Liens on any material portion of its property or assets (whether tangible or intangible), except Permitted Liens;

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(c)         not sold, assigned, exchanged, transferred, leased, subleased, or otherwise disposed of any material portion of its Registrations or any of its property or assets, except in the ordinary course of business;

(d)         not (i) issued, sold, disposed or otherwise transferred any Company Securities or warrants, options or other rights to acquire Company Securities, or any bonds or debt securities or any equity appreciation rights, phantom units or profit participation rights in respect of its equity securities or (ii) granted, or entered into any Contract to grant, any options, warrants, puts, calls, subscriptions, rights, claims, commitments or other rights of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any Company Securities;

(e)         not amended any of its organizational or governing documents;

(f)          not suffered any material loss, damage or destruction to, or any material interruption in the use of, any of its properties or assets;

(g)          not acquired or agreed to acquire any business or Person or any business organization or division thereof, or acquired any material assets, other than the acquisition of inventory or other assets in the ordinary course of business;

(h)          not declared, set aside, or paid any dividend or distribution with respect to its equity securities or repurchased or redeemed any of its equity securities;

(i)          not amended, terminated, accelerated, modified, or cancelled (or had a party accelerate, terminate, modify, or cancel) any Material Contract required to be listed on Schedule 3.08(i);

(j)          not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $50,000;

(k)          not made any capital expenditures in excess of $50,000 in the aggregate or commitments therefor, except for such capital expenditures or commitments that are reflected in the Financial Statements, or deferred the making of any capital expenditures contemplated by the Financial Statements;

(l)          (i) other than commissions, bonuses and salary or wage increases paid or granted in the ordinary course of business consistent with past practices but not more than 3%, not granted, communicated, announced or committed to any actual or planned cash incentive awards, bonuses or similar compensation or any increase in the salaries, bonuses, or other compensation payable by the Company to any of its directors, managers, officers, employees or individual service providers, (ii) not established, adopted, amended, terminated or increased the benefits under any Plans or otherwise, other than amendments required by applicable Law, or (iii) not taken any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, managers, officers, employees or other service providers; (iv) not granted any severance or termination pay to, or entered into or materially amended any employment, severance or other Contract with any of its shareholders, directors, officers, employees, agents or independent contractors; or (v) not entered into or materially amended any collective bargaining agreement, labor contract, or other Contract with any labor organization or union;

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(m)          not effectuated a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees

(n)          not made any loan to, or entered into any Contract or other transaction involving the payment or provision of money (other than a transaction relating to the payment of base compensation, annual bonuses and health and welfare benefits) with, any of their respective shareholders, directors, officers or employees;

(o)          not hired or terminated the employment of any director, manager, officer, employee, or individual service provider whose total annual compensation opportunity exceeds $100,000;

(p)          not commenced or settled any Proceeding in excess of $50,000;

(q)          except as required by GAAP or by applicable Law, not changed any of its accounting principles or practices or revalued, wrote up, wrote down or wrote off the book value of any material asset;

(r)          not (i) made, changed, revoked or rescinded any material Tax election, (ii) adopted or changed any Tax accounting period, (iii) adopted or changed any method of Tax accounting, (iv) amended any Tax Return, or (v) entered into any closing agreement or settled any Tax claim, audit or assessment, or surrendered any right to claim a Tax refund, offset or other reduction in Tax Liability;

(s)          not experienced any damage, destruction, or loss of any of its assets or properties involving more than $50,000 in the aggregate (whether or not covered by insurance);

(t)          not engaged in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction or filed a petition in bankruptcy under any provision of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(u)          not (i) created, incurred, assumed or otherwise become liable with respect to, or agreed to create, incur, assume or otherwise become liable with respect to, any Indebtedness or capital expenditure, other than those created, incurred, assumed or granted in the ordinary course of business in amounts that do not exceed $50,000 or (ii) imposed or granted any Lien upon any of the assets of the Company other than Permitted Liens;

(v)          not sold, transferred, licensed, sublicensed or otherwise encumbered or disposed of any Intellectual Property, amended or modified in any respect any existing Contracts or rights with respect to any Intellectual Property, disclosed to any Person (other Persons bound by confidentiality and non-disclosure obligations), or allowed to fall into the public domain, any trade secrets or confidential information, or abandoned or permitted to lapse any Intellectual Property;

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(w)          not made any loan to any third party other than trade payables in the ordinary course of business;

(x)          not undertaken any revaluation, in any material respect, of any of its material assets or waived, released or assigned any material rights or claims, in each case excluding any writing-off or discounting of notes, accounts receivable or other assets in the ordinary course of business consistent with past practice and that is not material, individually or in the aggregate; and

(y)          not authorized, committed to do, or communicated intent to do any of the foregoing.

3.06       COVID-19 Pandemic; CARES Act and PPP Loans.

(a)         Since the announcement of an official order by Governmental Bodies related to the COVID-19 Pandemic, the Company has complied, in all material respects, with all applicable Law relating to COVID-19, including those relating to (i) shelter-in-place and quarantine orders, (ii) the maintenance of safe and acceptable working conditions, including by making disclosures regarding positive cases of COVID-19 among employees or service providers of the Company, (iii) employee benefits, privacy, or labor and employment, including with respect to the furlough or termination of employees or the reduction or modification of compensation or employee benefits, if any, and (iv) the Families First Act.

(b)         The Company has complied with the CARES Act and has no plans to undertake any action in the future that would cause any violation thereof. Except for the PPP Loan, the Company does not have any liabilities, obligations, and indebtedness and has not applied for or received an Economic Injury Disaster Relief Loan (“EIDL”) from the Small Business Administration (“SBA”) or a Paycheck Protection Program loan. The Company has not (x) claimed any employee retention tax credit available under the CARES Act, or (y) deferred any payment of payroll taxes in accordance with the CARES Act. The Company received a $10,000 Targeted EIDL Advance grant but does not have any liabilities, obligations, or indebtedness owing with respect thereto.

(c)         The Company has not received any payments under Provider Relief Fund Act or other grants from U.S. Department of Health & Human Services pursuant to the CARES Act.

(d)         In submitting all documentation with respect to, and accepting the proceeds of the PPP Loan, the Company has provided complete and accurate information and has complied with all of the requirements of the CARES Act, including the eligibility and certification requirements for the PPP Loan. The Company has not used any proceeds from its PPP Loan for any purpose prohibited by the CARES Act.

3.07       Properties.

(a)         The assets, rights, personnel and properties owned, leased, employed or licensed by the Company constitute all of the assets, rights, personnel and properties necessary to operate and otherwise used in, or useable in, the Company’s business in all material respects as currently conducted by the Company .

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(b)         Except as set forth on Schedule 3.07(b)(i), the Company owns good and marketable title to, or holds pursuant to valid and enforceable leases, all of the tangible personal property shown to be owned or leased by it on the Latest Balance Sheet and all tangible personal property acquired since the date of the Latest Balance Sheet, in each case free and clear of all Liens (other than Permitted Liens). Except as otherwise set forth on Schedule 3.07(b)(ii), the Company’s equipment, furniture, machinery, vehicles, structures, fixtures, improvements to real property and other tangible property (collectively, the “Assets”) (i) are in good working order, operating condition and state of repair, except for ordinary wear and tear and except for such Assets as shall have been taken out of service on a temporary basis for repairs or replacement in the ordinary course of business, (ii) are fit for the use by the Company in the ordinary course of business, (iii) are free of any structural defects (whether patent or, to the Company’s Knowledge, latent), (iv) have been maintained in accordance with normal industry practices and in a commercially reasonable manner in all material respects and (v) include, together with the Leased Real Property, all assets and properties used in the business of the Company as presently conducted.

(c)         The real property demised by the leases described on Schedule 3.07(c) (the “Leased Real Property” and such leases, the “Leases”) constitutes all of the leasehold or subleasehold estates and rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property used or occupied in the Company’s business. Schedule 3.07(c) sets forth the address of each Leased Real Property, and a true and complete list of all Leases (including all amendments, extensions and renewals with respect thereto) for each such Leased Real Property. The Leases are legal, valid, binding, enforceable and in full force and effect, and the Company holds a valid and existing leasehold interest under each such Lease. The Company has made available to Purchaser true, correct and complete copies of each of the Leases described on Schedule 3.07(c), in each case as is in effect as of the date hereof. Neither the Company nor, to the Company’s Knowledge, any other party to any Lease is in material breach or default under any such Lease. The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof.

(d)         The Leased Real Property comprises all of the real property used in the Company’s business as currently conducted.

(e)         The Company does not own any real property.

3.08       Tax Matters. Except as set forth on Schedule 3.08:

(a)         The Company has properly and timely filed, or caused to be filed, all Tax Returns that were required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects and have been prepared in compliance with all applicable Law. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(b)         The Company has timely paid all Taxes due and payable (whether or not shown as due and payable on any Tax Return) and has withheld and timely paid over to the appropriate Governmental Entity or other taxing authority all Taxes that it was required to withhold from amounts paid or owing to any employee, agent, independent contractor or other third party and has complied with all reporting requirements in connection with amounts paid to any such Person.

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(c)         The Company has not waived any statute of limitations for the period of assessment or collection of any Taxes or agreed to any extension of time for filing any Tax Return or with respect to any Tax assessment, prior Tax reporting period or deficiency that has not yet been either paid or resolved, which waiver or extension is currently in effect. No adjustment relating to any Tax Return filed by the Company has ever been proposed in writing by any Governmental Entity for the last five (5) taxable years.

(d)         No audits, examinations, or administrative or judicial Proceedings are currently being conducted or have been threatened in writing with respect to Taxes of the Company. The Company has not received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where the Company has not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company.

(e)         The Company is not a party to, or participated in, any “reportable transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulations Section 1.6011-4(b) or any analogous provision of state, local or foreign Law.

(f)         The Company has not entered into any closing agreement with any Governmental Entity, including, but not limited to, a closing agreement pursuant to Code Section 7121, with regard to any Tax Liability of the Company.

(g)         The Company is not a party to, or bound by, or has any obligation or potential Liability under, any Tax allocation, sharing or indemnity agreement or any other agreement or practice of a similar nature with respect to any amount of Taxes (other than any credit or other commercial agreement entered into in the ordinary course of business, the principal purpose of which does not relate to Tax).

(h)         No Governmental Entity in any state, territory or jurisdiction (whether foreign or domestic) where the Company does not file Tax Returns has made a written claim that the Company is required to file Tax Returns or is otherwise subject to Tax in such state, territory or jurisdiction.

(i)         The Company (i) is not a member of any affiliated, consolidated, combined, unitary or other group, or has been included or required to be included in any Tax Return related to any such group or (ii) has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract (other than any credit or other commercial agreement entered into in the ordinary course of business, the principal purpose of which does not relate to Tax) or other provision of applicable Law.

(j)         The Company is not subject to Tax or required to file an income Tax Return in any country (other than the United States) by virtue of having a permanent establishment or other place of business in such country.

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(k)         No power of attorney has been granted by or with respect to the Company with respect to any matter relating to Taxes that has not been revoked or cancelled prior to the Closing.

(l)         The Company has not agreed, or are otherwise obligated, to reimburse, indemnify, or “gross up” any employee or contractor for any Taxes (including any Taxes imposed under Code Sections 409A or 4999). The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or non-U.S. Tax law).

(m)         The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361 of the Code.

(n)         The Company has properly (i) collected and remitted sales, value added and similar Taxes with respect to sales or leases made to or services provided to, its customers, and (ii), for all sales, leases or services that are exempt from sales, value added and similar Taxes and that were made without charging or remitting sales, value added or similar Taxes, received and retained any appropriate tax exemption certificates and other documentation qualifying such sale as exempt.

(o)         The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date; or (vi) election under Code Section 108(i). The Company does not use, and has not used, the cash receipts and disbursements method of accounting for income Tax purposes. The Company has not adopted as a method of accounting, or otherwise accounted for any advance payment or prepaid amount under (i) the “deferral method” of accounting described in Rev. Proc. 2004-34, 2004-22 IRB 991 (or any similar method under state, local or non-U.S. Law) or (ii) the method described in Code Section 451(c) (or any similar method under state, local or non-U.S. Law).

(p)         The Company has not elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act and the Company has not claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

3.09       Contracts and Commitments.

(a)         Schedule 3.09(a) contains a list of the following contracts to which the Company is a party or is otherwise bound (all such contracts required to be listed on Schedule 3.09(a), collectively, “Material Contracts”):

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  (i)       contract or agreement with any staffing agent, employee leasing agency, or other provider of contingent workers to the Company;

  (ii)       contract, agreement, instrument or indenture relating to the borrowing of money or incurrence, guaranty or assumption of Indebtedness or to mortgaging, pledging or otherwise placing a Lien, except for Permitted Liens, on any portion of the assets of the Company;

  (iii)       contract under which the Company has made an advance or loan to any other Person (other than a routine advance made to an employee of the Company in the ordinary course of business);

  (iv)       contract, lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party for which the annual rental exceeds $50,000 or has an unexpired term in excess of one (1) year;

  (v)       contract that requires capital expenditures in excess of $50,000 following the Closing Date;

  (vi)       contract for the sale or purchase of fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $100,000, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material liabilities remaining thereunder;

  (vii)       contract that requires the Company to purchase its total requirements of any product or service from a third Person

  (viii)       contract or agreement relating to any acquisition of another Person, any equity interests of another Person or a material portion of the business or assets of another Person by the Company within the last five (5) years, in each case, other than those under which all liabilities, obligations and responsibilities of the Company have (1) expired or been fully discharged or performed or (2) been assigned to another Person that is not the Company;

  (ix)       contract containing earn-out, deferred or contingent payment obligations on the part of the Company;

  (x)       contract or agreement relating to the licensing or use of any third party Intellectual Property (other than non-exclusive licenses for commercially available, unmodified, off-the-shelf software licensed for aggregate fees of less than $10,000);

 (xi)       contract or agreement relating to (a) the licensing of, or use by a third party of, any Intellectual Property owned or controlled by the Company (other than nonexclusive licenses to customers granted in the ordinary course of business), or (b) the development of Intellectual Property for the Company;

 (xii)       Affiliate Agreement;

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 (xiii)       contract or agreement (other than confidentiality agreements entered into in the ordinary course of business) which places any material (1) restriction or limitation on the Company from freely engaging in any line of business or otherwise competes with any Person, (2) restriction or limitation in any manner the location the Company may operate or otherwise conduct business, (3) prohibition or limitation in any manner the right or ability of the Company to make, sell or distribute any products or services to or purchase any products or services from any Person, or (4) restriction or limitation in any manner the right or ability of the Company to solicit, hire or employ any Person;

 (xiv)       except for nondisclosure agreements entered into in connection with the sale process of the Company, contract restricting or limiting in any manner the right or ability of any third party to (1) compete with the Company or (2) solicit, hire or employ any employee of the Company;

 (xv)       contract or agreement with a Material Supplier;

 (xvi)       contract or agreement with a Material Customer.

 (xvii)       Government Contract;

 (xviii)       contract or agreement that is a settlement, conciliation or similar agreement entered into during the past five (5) years with any Governmental Entity or third party involving the payment or receipt in excess of $50,000, including any contract related to any matter that, if made available to and known by the public, would reasonably be expected to result in public disgrace or disrepute, contempt, scandal, ridicule or substantial harm to the reputation or public standing of the Company;

 (xix)       contract or agreement which the Company has (1) granted “most favored nation” or similar pricing terms, (2) agreed to sell or provide a minimum quantity of goods or services to, or agreed to sell or provide goods or services exclusively to, a certain Person, (3) granted any right of first refusal, right of first offer, right of first negotiation or similar right, or that could otherwise require the disposition of any assets or line of business of the Company, or (4) granted marketing or distribution rights relating to any products or territory;

 (xx)       collective bargaining agreements or other agreements or contracts with any union or labor organization;

 (xxi)       any employment, consulting, severance or compensation agreements or contracts (or similar arrangements) with employees, independent contractors or consultants which obligate the Company to pay more than $100,000 in any one (1) year period;

 (xxii)       contract for the employment or severance of any current or former employee, director or other service provider of the Company and pursuant to which the Company has, or could reasonably be expected to have, any actual or contingent Liability or obligation to provide compensation or benefits in consideration for past, present or future services;

 (xxiii)       contract which provides the counterparty (other than the Company) with a power of attorney to bind the Company;

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 (xxiv)       contract that imposes any confidentiality, standstill or similar obligation on the Company, except for those entered into in the ordinary course of business or in connection with the sale process of the Company or in connection with acquisitions of assets pursued by the Company in the ordinary course of business;

 (xxv)       any partnership, joint venture or similar contract or agreement or any contract or agreement relating to ownership of or investment in any other Person; or

 (xxvi)       contract not otherwise listed on Schedule 3.09(a) entered into outside the ordinary course of business for consideration in excess of $100,000.

(b)        True, correct and complete copies of all Material Contracts, including any amendments, waivers, or modifications thereto, have been made available to Purchaser. A true, correct and complete summary of the material terms of each non-written Material Contract has been made available to Purchaser.

(c)        Each Material Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies, and neither the Company nor, to the Company’s Knowledge, any other Person party to any such Material Contract is in, or is alleged in writing to be in, material breach of or default under any such Material Contract. The Company has not received any written or, to the Company’s Knowledge, oral notice of non-renewal or termination of any Material Contract. No event has occurred, and no condition exists, that, after notice or lapse of time or both, would constitute a material violation, breach or event of default on the part of the Company under any Material Contract, or to the Company’s Knowledge, any other party thereto. No party to any Material Contract has exercised any termination rights with respect thereto, and no such party has given any written or, to the Company’s Knowledge, oral notice of any significant dispute with respect to any Material Contract.

3.10       Intellectual Property.

(a)         Schedule 3.10(a) contains a complete and accurate list of (i) patents and patent applications owned by the Company, (ii) registered trademarks and applications for registrations of trademarks owned by the Company, (iii) registered copyrights and applications for registrations of copyrights owned by the Company, (iv) domain names owned by the Company, (v) material unregistered trademarks owned by the Company, and (vi) Software owned by the Company (collectively, together with all other Intellectual Property owned or purported to be owned by the Company, the “Company Intellectual Property”). The Company exclusively owns all right, title and interest in and to each item of Company Intellectual Property, including the Company Intellectual Property set forth on the Schedule 3.10(a) and without the payment of any royalties or other amounts to any other Person, and has a valid and enforceable right or license to use all other Intellectual Property used in the operation of the business of the Company as currently conducted.

(b)         The Company is not in breach of any of the terms of any third party license agreement in any way related to or affecting the Company-owned software.

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(c)         Unless otherwise set forth on Schedule 3.10(c), (i) all rights to the Company Intellectual Property are valid, subsisting, in full force and effect, and the registered and applied for Company Intellectual Property are held of record in the name of the Company and are not the subject of any proceeding challenging any scope, effect or validity and are in material compliance with formal legal requirements (including, as applicable, the payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications), (ii) the Company has not received any written notice with respect to any alleged infringement, misappropriation or violation of any Intellectual Property of any Person, (iii) no written claim has been asserted against the Company for infringement, misappropriation or violation of any Intellectual Property of any Person and no such written claim with respect to infringement, misappropriation or violation of any Intellectual Property of any Person is pending or, to the Company’s knowledge, threatened (including any unsolicited demand or request from a third party to license any Intellectual Property), (iv) neither the Company nor the conduct of its business, infringes, misappropriates or violates, or has in the five (5) years prior to the date hereof has infringed, misappropriated or violated, the Intellectual Property of any Person, (v) the Company has not made any written claim or sent any written notice at any time since January 1, 2017 that a Person is infringing, misappropriating or violating the Company Intellectual Property, (vi) to the Company’s Knowledge, no Person is infringing, misappropriating or violating any Company Intellectual Property, and (vii) no judgment, holding, decision, order or decree of any court or other Governmental Entity, and no agreement, consent or stipulation exists which would limit the use or enjoyment by the Company of any right in any Company Intellectual Property.

(d)         No current or former Affiliate, partner, director, stockholder, officer, member, manager, employee, consultant or contractor of the Company will, after giving effect to the transactions contemplated hereby, own, license or retain any of the Company Intellectual Property.

(e)         The Company has taken commercially reasonable measures to protect the Company Intellectual Property and has taken commercially reasonable steps to maintain the confidentiality of the trade secrets and other material confidential information of the Company.

(f)         Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Purchaser’s right to own or use any Company Intellectual Property or breach any agreement related to Intellectual Property used by the Company.

(g)         The Company maintains policies and procedures regarding data security, data privacy, collection of data, data transfer, and the use of data, written agreements in place, and safeguards in place to protect Personal Data and confidential information in the Company’s possession or control from unauthorized access by third Persons and to ensure that the operation of the business of the Company (including with respect to employee matters) is in material compliance with all applicable Data Security Requirements in all material respects. The Company and the operation of its business are and have been in compliance with Data Security Requirements. Neither the execution and delivery of this Agreement nor the consummation of the Closing will result in a breach or violation of, or constitute a default under, any Data Security Requirement. The Company has not experienced any breach of security, phishing incident, ransomware or malware attack or other incident in which confidential or sensitive information, payment card data, personally identifiable information or other protected information relating to individuals was or may have been accessed, disclosed or exfiltrated in an unauthorized manner (“Security Incident”), and the Company has not received any written notices, complaints or Claims from any Person or been the subject of any proceeding or investigation with respect thereto.

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(h)         The Company has made transparent privacy notices available to all individuals about whom the Company Processes or directs the Processing of Personal Data, if required by, and in conformance with, the Data Security Requirements.

(i)         The Company uses commercially reasonable efforts to protect the confidentiality, integrity and security of the Systems used in the operation of the business of the Company and to prevent any unauthorized use, access, interruption or modification of the Systems. All Systems owned or controlled by, or used for the Company are (i) free from any material defect, bug, virus, or programming, design, or documentation error or corruptant or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Systems, (ii) in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of license seats for all third-party licensed software and are functional, in each case as necessary for the operation of the business of the Company as currently conducted, and (iii) sufficient for the current needs of the Company. There have been no material failures, breakdowns, outages, continued substandard performance, or other adverse events affecting any such Systems in the five (5) years prior to the date hereof. The Company maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities in connection with the operation of their business, act in compliance therewith and have taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects.

3.11       Litigation. Except as set forth on Schedule 3.11, there are no, and during the past five (5) years there has been no, Proceedings pending or, to the Company’s Knowledge, threatened against or affecting the Company (and, to the Company’s Knowledge, no such event has occurred or circumstance exists that could give rise or serve as a basis for any such Proceeding), at law or in equity, or before any arbitrator or before or by any Governmental Entity. Except as set forth on Schedule 3.11, the Company is not subject to (i) any outstanding judgment, order, injunction, decision, arbitral award or decree of any court or other Governmental Entity or (ii) any settlement agreement with any present or former employee or Governmental Entity.

3.12       Employee Benefit Plans.

(a)         Schedule 3.12(a) sets forth a complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each pension, savings, profit sharing, retirement, deferred compensation, insurance, sick leave, short and long term disability, medical, death benefit, equity or equity-based, profits interest, incentive, incentive compensation, bonus, commission deferred compensation, severance, termination, retention, change of control, health, dental, welfare, fringe, vacation pay, paid time off, or other benefit or compensation plan, program, contract, policy, agreement or arrangement, whether funded or unfunded, whether qualified or nonqualified, whether fully insured or self-insured, whether oral or written, in each case (i) that is established, maintained, operated, administered, funded sponsored or contributed or required to be contributed to by the Company or any of its ERISA Affiliates, (ii) that covers current or former employees, directors,

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officers, consultants or independent contractors of the Company, or (iii) under or with respect to which the Company or any of its ERISA Affiliates has any current or contingent Liability or obligation (each, a “Plan” and collectively, the “Plans”). With respect to each Plan, the Company has provided Purchaser copies of (to the extent applicable) or if no written document exists, a detailed written description of such Plan: (i) the current Plan and all subsequent amendments thereto; (ii) if applicable, the most recent summary plan description provided to participants and any summary of material modification and other similar material written communications to the employees of the Company concerning the benefits provided under each Plan; (iii) the Form 5500 annual report and all attachments, if required by applicable Law, for the most recent three plan years; (iv) with respect to any Plan intended to be qualified under Section 401(a) of the Code, the most recent determination or opinion letter received from the Internal Revenue Service; (v) all contracts and agreements (and any amendments thereto) relating to the Plans; (vi) copy of the most recent nondiscrimination testing for each Plan, if applicable, for the most recent three plan years; and (vii) any non-routine correspondence with any Governmental Entity, including the Internal Revenue Service and U.S. Department of Labor.

(b)         Each Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) is so qualified, has received a current favorable determination letter from the Internal Revenue Service or may rely upon a current opinion or advisory letter from the Internal Revenue Service, and nothing has occurred that could adversely affect the qualification of such Plan. The Plans have been established, maintained, funded, and administered and comply in form and in operation in all material respects with their terms and with the requirements of the Code and ERISA and other applicable Laws. All contributions, distributions, reimbursements, and premium payments with respect to each Plan which are due on or before the Closing Date in respect of current or former employees of the Company have been timely made in accordance with the terms of each Plan and in material compliance with the requirements of ERISA and the Code and the terms of each Plan, and all contributions, distributions, reimbursements, and premium payments not yet due for such period have been properly accrued. Each Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) has been administered and operated in all material respects compliance with the applicable requirements of Section 601, et seq. of ERISA, Section 4980B(b) of the Code, the Health Insurance Portability and Accountability Act of 1986, as amended, Section 4980D of the Code and the Patient Protection and Affordable Care Act of 2010, as amended (the “ACA”) and the Company has not incurred and is not subject to any penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or Sections 4980B, 4980H or 4980D of the Code. The Company has maintained all records as reasonably necessary to document and demonstrate such compliance under the ACA. All required reports and descriptions (including, without limitation, Form 5500 annual reports, Forms 1094-C and 1095-C, summary annual reports, and summary plan descriptions) with respect to each Plan have been properly and timely filed and/or distributed to participants and other applicable individuals in accordance with the requirements of ERISA and the Code.

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(c)         No Plan is and neither the Company nor any ERISA Affiliates maintains, sponsors, operates, administers, contributes to, has any obligation to contribute to, or has any current or contingent Liability under or with respect to, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any “pension plan” (as defined in Section 3(2) of ERISA) that is or was subject to Sections 412 or 430 of the Code, Section 302 of ERISA or Title IV of ERISA, (iii) any “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code or (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. There is no Lien pursuant to ERISA Sections 303(k) or 4068 or Code Sections 412 or 430(k) in favor of, or enforceable by the Pension Benefit Guaranty Corporation or any other entity with respect to any of the assets of the Company. No cash or bond or other amount is payable by the Company or any of its ERISA Affiliate to the Pension Benefit Guaranty Corporation pursuant to Section 4062(e) of ERISA. With respect to any Plan that is a multiemployer plan, neither the Company nor any ERISA Affiliate has withdrawn or partially withdrawn or received any notice or demand for withdrawal Liability with respect to such Plan. Except as set forth on Schedule 3.12(c), no Plan provides and the Company has no obligation or Liability for post-employment or post-service health or other welfare benefits except as required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (and for which the covered Person pays the full cost of coverage), and the Company has not promised to provide any such benefits. The Company has no current or contingent Liability or obligation as a consequence of at any time being considered a single employer with any other Person under Section 414 of the Code or Section 4001(b) of ERISA.

(d)         No Proceeding with respect to any Plan (other than routine claims for benefits) is pending or, to the Company’s Knowledge, threatened. There have been no non-exempt prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) or breaches of fiduciary duty (as determined under ERISA) with respect to any Plan.

(e)         There is no Proceeding currently being conducted by the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or any other Governmental Entity, having jurisdiction over a Plan.

(f)         No Plan is currently under investigation, audit or review by any Governmental Entity nor subject to any current litigation, and to the Company’s Knowledge, no such action is currently threatened.

(g)         Each Plan subject to Section 409A of the Code has complied in form and operation with the requirements of Section 409A of the Code as in effect from time to time.

(h)         Each contract, arrangement, or Plan of the Company that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) has been maintained in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder in all material respects.

(i)         Except as required by any Law, no provision or condition exists that would prevent the Company or Purchaser from terminating or amending any Plan at any time for any reason.

(j)         The Company has, for purposes of each Plan, correctly classified those individuals performing services for the Company or the respective ERISA Affiliate as common law employees, leased employees, independent contractors or agents, as applicable.

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(k)         Nothing has occurred with respect to any Plan that has subjected or could subject the Company to a civil action, penalty, surcharge, or Tax under applicable Law.

(l)       Except as set forth on Schedule 3.12(l), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated, either alone or in combination with any other subsequent events, here  by will: (i) entitle any Person to any payment, compensation, benefit, forgiveness of Indebtedness, vesting, distribution, severance, retention, change in control or increase in payments, benefits, or compensation under or with respect to any Plan, (ii) result in any acceleration (of vesting or payment of benefits or compensation or otherwise) under or with respect to any Plan, or (iii) trigger any obligation to fund any Plan.

3.13       Insurance.

(a)         Schedule 3.12(a) lists each insurance policy maintained by the Company (other than in connection with a Plan) (collectively, the “Insurance Policies”). The Company has not received written or, to the Company’s Knowledge, oral cancellation, termination, or denial of coverage with respect to any such Insurance Policy and each such Insurance Policy is in full force and effect and all premiums with respect thereto covering all periods up to and including the Closing Date have been paid. The Company (i) is not in breach or default of any Insurance Policy or (ii) has not taken any action or failed to take any action which, with or without notice or the lapse of time or both, would constitute a breach or default of any Insurance Policy or permit termination or modification of any such Insurance Policy.

(b)         Except as set forth on Schedule 3.13(b), the Company has not made any claim under any such policy during the four (4) year period prior to the date of this Agreement in which the Company incurred damages in excess of $10,000 per claim individually (collectively, the “Historical Claims”). No insurer has, in a written or, to the Company’s Knowledge, oral notice to the Company, permanently denied any Historical Claim or otherwise threatened in writing to cancel any applicable policy with respect to any Historical Claim. All such insurance policies provide coverage in amounts and against such risks as are sufficient to comply with Law and as is customary for a business similar in size and operations to that of the Company.

(c)         All potential insurance claims in excess of $10,000 per claim individually for matters arising during the four (4) year period prior to the Closing for which insurance coverage is (or would have been) available have been timely and properly tendered to the respective insurance carrier by the Company. The Company does not have, and has not had during the past four (4) years, any self-insurance or co-insurance programs.

3.14       Compliance with Laws. Except as set forth on Schedule 3.14:

(a)         The Company possesses all licenses, registrations, permits, certifications, approvals, authorizations, accreditations, qualifications, rights, privileges and consents from Governmental Entities, in each case required by Governmental Entities, or as otherwise necessary for the ownership, use, occupancy or operation of all facilities of the Company and the conduct of its business (collectively, “Registrations”), each of which is listed on Schedule 3.14(a). The Company has been, and at all times during the past four (4) years has

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been, in compliance in all material respects with its Registrations, all of which are in full force and effect, and the Company has not received written or, to the Company’s Knowledge, oral notice that any such Registration will not be renewed upon expiration following the fulfillment of routine renewal requirements and payment of routine filing fees thereby. For the past four (4) years, the Company has not received notice of or been a party to or subject of any Proceeding seeking to revoke, suspend or otherwise limit any Registration.

(b)         The Company is in compliance in all material respects with all applicable Laws. During the past four (4) years, the Company has not (i) received any written or, to the Company’s Knowledge, oral notice, report, or request with respect to, or been subjected to or asked in writing to comply with, any audit, investigation, Proceeding, or review with respect to or alleging in writing any non-compliance or involving any assessment, review or determination of compliance with or the applicability of, any Laws, including by or from any Governmental Entity or (ii) made any voluntary or involuntary disclosure to a Governmental Entity or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to any applicable Law.

(c)         Neither the Company nor, to the Company’s Knowledge, any agent or other representative acting on behalf of the Company, has, at any time, directly or indirectly: (i) made any payment of cash or other consideration (including payments or discounts to customers or clients or employees of customers or clients or any government employee or public official) for purposes of doing business with such Persons, (ii) taken any action, or failed to take any action, in violation of any Laws prohibiting the payment of undisclosed commissions or bonuses, (iii) made any illegal contribution, gift, bribe, rebate, payoff, commission, promotional allowance, influence payment, kickback, or other payment or economic benefit or anything of value to any Person, in any country, private or public, regardless of what form, whether in money, property, or services, (iv) paid, established or maintained any funds or assets that have not been recorded in the books and records of the Company, (v) aided, abetted, caused (directly or indirectly), participated in, or otherwise conspired with, any Person to violate the terms of any judgment, sentence, order or decree of any court or Governmental Entity applicable to the Company, or (vi) violated any Anti-Corruption Laws.

(d)         Neither the Company nor, to the Company’s Knowledge, any agent or other representative acting on behalf of the Company, is currently, or has been in the last four (4) years: (i) a Sanctioned Person, (ii) organized or located in, or a resident of, a Sanctioned Country, (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, (iv) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws, or (v) otherwise in violation of applicable Trade Control Laws.

3.15       Environmental Matters. Except as set forth on Schedule 3.15:

(a)         The Company is, and has at all times been, in compliance in all material respects with all Environmental Laws, which compliance includes and has included obtaining, maintaining and complying with all Registrations required under Environmental Laws for the operation of the business and the occupancy of the Leased Real Property. The Company has timely applied for renewal of all such Registrations. All such Registrations are listed in Schedule 3.15.

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(b)         The Company has not received any written or, to the Company’s Knowledge, oral notice regarding any violation of, or Liability arising under, Environmental Laws or relating to Hazardous Materials, and there are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company, nor is the Company subject to any outstanding judgment, order or decree of any court or other Governmental Entity, in each case pursuant to Environmental Laws or relating to Hazardous Materials.

(c)         The Company has not generated, managed, used, transported, stored, treated, released, disposed of or arranged for the disposal, transportation, handling, storage, or treatment of, or exposed any Person to, any Hazardous Materials, or owned, leased or operated any property contaminated by any Hazardous Materials, in each case in a manner as would give rise to any liabilities under any Environmental Laws.

(d)         The Company has not designed, manufactured, sold, marketed or distributed products or other items containing Hazardous Materials, in each case in a manner as would give rise to any liabilities under any Environmental Laws.

(e)           There has been no release of Hazardous Substances at, on, under, from or to the Leased Real Property or, to Seller’s knowledge, any other real property currently or formerly owned or operated by the Company in contravention of Environmental Laws or in a manner that would reasonably be expected to result in Liability (including, but not limited, investigation or remediation Liability) under any Environmental Law.

(f)         The Company has not assumed, undertaken, or otherwise become subject to, any Liability of any other Person, or provided an indemnity with respect to any Liability, in each case relating to any Environmental Law or Hazardous Materials.

(g)         The Company has provided Purchaser with copies of any environmental audits, assessments and reports in its possession or control, relating to the Company or any of its past or current operations, properties or facilities (including the Leased Real Property).

3.16        Affiliated Transactions . Except as set forth on the Schedule 3.16 and other than pursuant to an employment agreement with an employee of the Company or any salary or other compensation or benefit under any Plan paid or payable in the ordinary course of business, no officer, director, manager, equity holder or any other Affiliate of the Company or a Restricted Party (as defined in Section 6.01 below) or any member of any such Person’s immediate family (a) is a party to any agreement, contract, lease, commitment or transaction with the Company (any such agreement, contract, lease, commitment or transaction required to be set forth on the Schedule 3.16, an “Affiliate Agreement”), (b) has any direct or indirect ownership interest in any customer or any entity that provides material goods or services to the Company, (c) owns or leases any of the Company’s assets or properties, (d) is owed any obligation by the Company, or (e) is indebted to, or owes any obligation to, the Company.

3.17       Labor and Employment Matters.

(a)         Schedule 3.17(a) sets forth a complete and correct list of the following information with respect to each current employee, independent contractor and consultant of the Company: (i) name, (ii) title or position held, (iii) status as either employee or independent contractor, (iv) if an employee, classification as

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exempt or non-exempt, (v) base salary or hourly rate (or other rate of compensation), (vi) status as full-time or part-time and (vii) citizenship status or applicable work visa. Each employee set forth on Schedule 3.17(a) is terminable at-will and the Company’s relationship with each employee and independent contractor may be terminated without notice and without penalty.

(b)         Except as set forth on Schedule 3.17(b), (i) there are no, and during the past five (5) years there have not been, any strikes, work stoppages, walkouts, slowdowns, picketing, hand billing, lockouts, or other material labor disputes or concerted activities pending or, to the Company’s Knowledge, threatened, against or affecting the Company, (ii) to the Company’s Knowledge, no organizational effort, campaign, or petition for representation is presently being made or threatened, and has not been threatened during the past five (5) years, by or on behalf of any employees of the Company, union or other labor organization on behalf of Company employees, (iii) the Company is not party to or bound by, and has not during the past five (5) years been party to or bound by, any collective bargaining agreements, contracts, understandings (formal or informal) or other agreements or relationships with any labor union, works council, or other labor organizations with respect to its employees, nor are any currently being negotiated by the Company, (iv) no employees of the Company are, and have not during the past five (5) years been, represented by a labor union, works council, or other labor organization with respect to their employment with the Company, (v) there are not any pending or, to the Company’s Knowledge, threatened during the past five (5) years against the Company any grievances or Proceedings arising under any collective bargaining agreement or any unfair labor practice, Proceedings before the National Labor Relations Board or similar Governmental Entity, (vi) the Company is not a party to or bound by, and has not during the past five (5) years been party to or bound by, an agreement with a union or other labor organization, and (vii) the Company has not and has not during the past five (5) years implemented any plant closings, mass layoffs or other employee layoffs that could violate or require notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”) or any similar Law, and no such actions are currently contemplated, planned or announced. No employee has suffered an “employment loss” as defined in WARN or similar Law in the past six (6) months.

(c)         (i) the Company is, and has been for the past five (5) years, in material compliance with all applicable Laws relating to the payment of wages, minimum wage, and overtime compensation, (ii) during the past five (5) years, the Company has paid all wages, salaries, wage premiums, bonuses, commissions, separation payments, fees, expense reimbursements and other compensation that has come due and payable to its current or former employees and independent contractors under applicable Law, contract, or any Plan or policies of the Company, (iii) each employee of the Company is, and has been for the past five (5) years, properly classified and treated for purposes of applicable employment Laws, and (iv) each individual who is providing services to the Company and is or was classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider is and was properly classified and treated as such under applicable Law for the past five (5) year period. The Company has complied in all material respects with all applicable employment-related contracts to which it is party or by which it is bound and, to the Company’s Knowledge, no current or former employee of the Company is in breach of any employment-related contract between such employee and the Company. To the Company’s Knowledge, no officer, director, manager, executive, or employee of the Company is party to or bound by any confidentiality,

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noncompetition, nonsolicitation, nondisclosure, proprietary rights, or similar agreement that could or will materially restrict or adversely affect such person in the performance of his or her employment duties and/or services or the ability of the Company to conduct its business or requires such person to transfer, assign or disclose information concerning his or her work to anyone other than the Company.

(d)         The Company is, and has been during the past five (5) years, in compliance in all material respects with all applicable Laws relating to immigration and/or the verification of immigration/employment status. All employees of the Company are legally authorized to work in the United States, and the Company and its employees have properly completed I-9 or similar forms, and the Company has retained such forms in accordance with the requirements of applicable Law for the past five (5) years.

(e)         The Company is, and has been during the past five (5) years, in compliance in all materials respects with all applicable Laws relating to occupational safety and health, including the Occupational Safety and Health Act of 1970, as amended, and any applicable state safety and health Law.

(f)         Except as disclosed on Schedule 3.17(f), no officer, director, manager, employee, independent contractor, or consultant of the Company is a party to any agreement with the Company regarding employment, change in control, bonus upon sale, transition, or other agreement providing severance benefits, other payments, or the vesting of equity as a result of or upon the consummation of the transactions contemplated by this Agreement.

(g)         The Company is, and has been during the past five (5) years, in compliance in all material respects with all applicable Laws relating to employment and employment practices and terms and conditions of employment, including equal employment opportunity, non-discrimination, non-retaliation, workplace accommodations and employment actions and decisions in all stages of employment (including hiring, promotion, transfer, demotion, discipline and termination of employment).

(h)         To the Company’s Knowledge, no officer, executive, key employee or key consultant of the Company (i) has any present intention to terminate or materially alter the terms or nature of his or her employment or services with the Company, or (ii) is party to or bound by any confidentiality, non-disclosure, proprietary rights, non-solicitation, non-competition or similar Contract that could materially restrict such Person in the performance of his or her employment or service duties or the Company in the conduct of the Business.

(i)       There are no, and during the past five (5) years there have been no, internal reports or internal written or, to the Company’s Knowledge, oral complaints submitted concerning sexual harassment or conduct of a sexual nature by any employee of the Company.

(j)         Except for relationships between married employees, there are no, and during the past four (4) years there have been no, consensual or non-consensual sexual relationships between any legal or beneficial owner, officer or supervisor-level employee of the Company, on the one hand, and any direct report or other subordinate of any of the foregoing individuals, on the other hand. The Company has not entered into any settlement or other Contract related to allegations of sexual harassment by any legal or beneficial owner, officer or employee of the Company.

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3.18       Warranty Liability and Product Liability.

(a)         Schedule 3.18 sets forth all warranties or other similar arrangements that relate to the contracts or purchase orders (or similar), as applicable, with the Company’s customers.

(b)         Except as set forth on the Schedule 3.18, the Company has not made any express warranties or guarantees with respect to the products sold or services rendered by it. Each product sold or service rendered by the Company has been in conformity in all material respects with all applicable Law, applicable government and other mandatory requirements, specifications, contractual commitments and all express and implied warranties and, except as set forth on Schedule 3.18, the Company does not have any liabilities or obligations for damages in connection therewith. Except for customer claims in the amounts set forth on Schedule 3.18, and for any other customer claims of less than $5,000 individually, to the Knowledge of the Company, no facts, circumstances or conditions exist which would reasonably be expected to give rise to any Warranty Liability in excess of $1,000 individually. Set forth in Schedule 3.18 is a true, correct and complete list of all Contracts between the Company, on the one hand, and customers of the Company, on the other hand, regarding Warranty Liability that provide warranty coverage to any customer in excess of the Company’s or any of its Subsidiaries’ standard warranty terms.

(c)         Except as set forth Schedule 3.18, (i) the Company has no Liability arising from or alleged to arise from any Product Liability in excess of the amount, if any, reserved for in the Financial Statements (whether or not covered by any insurance policy listed on Schedule 3.12(a)) and (ii) to the Knowledge of the Company, no facts, circumstances or conditions exist which would reasonably be expected to give rise to any Product Liability. Except as set forth in Schedule 3.18, the Company has not, during the past four (4) years, been notified in writing (or, to the Company’s Knowledge, orally) of any Product Liability claims. There has not been during the last four (4) years, and the Company has not considered in the last two (2) years, any product or item recall or post-sale warning by or on behalf of the Company with respect to any service rendered or product or item assembled, marketed, distributed, installed and/or sold by the Company.

3.19       Suppliers. Schedule 3.19 sets forth a list of the ten (10) largest vendors or suppliers of products or services to the Company and sets forth opposite the name of each supplier the aggregate expenditures of the Company with respect to each such vendor or supplier for the fiscal years ended June 30, 2020 and June 30, 2021 (“Material Supplier”). Since December 31, 2020, (i) no Material Supplier has notified the Company in writing or, to the Company’s Knowledge, otherwise indicated that it intends to terminate or materially diminish its business relationship with the Company, (ii) there have been no material disputes between the Company, on the one hand, and any Material Supplier, on the other and (iii) no Material Supplier is a sole source of supply of any material goods, materials or services used by the Company.

3.20       Customers. Schedule 3.20 sets forth a list of the twenty-five (25) largest customers of the Company and sets forth opposite the name of each customer the aggregate expenditures of such customer for the Company’s goods and services for the fiscal years ended June 30, 2020 and June 30, 2021 (“Material Customer”). Since December 31, 2020, (i) no Material Customer has notified the Company in writing or, to the Company’s Knowledge, otherwise indicated that it intends to terminate or materially diminish its business relationship with the Company and (ii) there have been no material disputes between the Company, on the one hand, and any Material Customer, on the other. No Material Customer has provided written or, to the Company's Knowledge, oral notice that the Company will incur Losses or obligations for product returns from sales occurring during the past two (2) years.

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3.21       Brokerage. Except with respect to Sperry Mitchell & Company, there are no claims for, and the Company will not have any Liability for, any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any future sale, restructuring, equity, or debt financing or other similar transaction involving the Company based on any arrangement or agreement made by or on behalf of the Company for which Purchaser or the Company would be liable following the Closing.

3.22       Bank Accounts and Powers of Attorney. Schedule 3.22 sets forth (i) each bank and other financial institution with which the Company has an account or safe deposit box, (ii) the type and number of each account or safety deposit box, and (iii) the names of all Persons authorized to draw thereon or to have access thereto. Each Person holding a power of attorney or similar grant of authority on behalf of the Company is identified on Schedule 3.22. Except as disclosed on Schedule 3.22, the Company has not given any revocable or irrevocable powers of attorney to any Person relating to its business for any purpose whatsoever.

Article IV

REPRESENTATIONS AND WARRANTIES CONCERNING SELLER

Seller hereby represents and warrants to Purchaser as follows:

4.01       Authorization . The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power, authority, and Registrations necessary to own, lease, and operate its properties and to carry on its businesses as now conducted. The Seller is in good standing and qualified to do business in every jurisdiction in which its ownership, lease, or operation of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified has not been and would not reasonably be expected to be material. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, and no other proceedings on Seller’s part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements to which Seller is a party. Assuming that this Agreement is a valid and binding obligation of the other parties hereto and that each Ancillary Agreement to which Seller is a party will be a valid and binding obligation of the other parties thereto, this Agreement constitutes, and each Ancillary Agreement to which Seller is a party will constitute, a valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.02       No Violation . Seller is not subject to or obligated under any applicable Law, or any Organizational Document, material agreement, instrument, license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by Seller’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

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4.03       Governmental Consents . Seller is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by Seller of this Agreement or the Ancillary Agreements to which Seller is a party or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by Seller in connection with Seller’s execution, delivery and performance of this Agreement or the Ancillary Agreements to which Seller is a party or the consummation of the transactions contemplated hereby or thereby.

4.04       Litigation . There are no Proceedings pending or, to Seller’s knowledge, threatened against Seller at law or in equity, or before or by any Governmental Entity, which would adversely affect Seller’s performance under this Agreement or any Ancillary Agreement to which Seller is a party or the consummation of the transactions contemplated hereby or thereby. Seller is not subject to any outstanding judgment, order or decree of any court or other Governmental Entity with respect to the transactions contemplated hereby.

Article V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

5.01       Organization and Organizational Power. Purchaser is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder.

5.02       Authorization. (a) Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and (b) the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, and no other proceedings on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements to which it is a party. Assuming that this Agreement is a valid and binding obligation of the other parties hereto and that each Ancillary Agreement to which Purchaser is a party will be a valid and binding obligation of the other parties thereto (as applicable), this Agreement constitutes, and each Ancillary Agreement to which Purchaser is a party will constitute, a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. No other vote of the holders of any class or series of capital stock of Purchaser is required to adopt this Agreement and approve the transactions contemplated hereby.

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5.03       No Violation. Purchaser is not subject to or obligated under its certificate of formation or operating agreement (or similar organizational documents), any applicable Law, or any material agreement, instrument, license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by Purchaser’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

5.04       Litigation. There are no Proceedings pending or, to Purchaser’s knowledge, threatened against Purchaser at law or in equity, or before or by any Governmental Entity, which would adversely affect Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby. Purchaser is not subject to any outstanding judgment, order or decree of any court or other Governmental Entity with respect to the transactions contemplated hereby.

5.05       Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser for which any Restricted Party or any of its Affiliates would be liable following the Closing.

Article VI

COVENANTS

6.01       Non-Competition. Each of the Seller, William Karol, James Peden and William Leaver (each a “Restricted Party” and, collectively, the “Restricted Parties”), severally and not jointly, agrees that commencing on the Closing Date and continuing until the fifth anniversary of the Closing Date (the “Restricted Period”), such Restricted Party will not, directly or indirectly, either for itself or himself or through any other Person, as an employee, agent, independent contractor, consultant, director, equity holder, manager, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in, be employed by or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage anywhere within North America in the business of designing, manufacturing, assembling, distributing and selling cleaning and sanitation products for the food, pet food, food service and nutraceutical end-markets industries (the “Restricted Business”) other than in connection with such Restricted Party's ownership of the Exchanged Shares. Nothing contained herein will be construed to prevent a Restricted Party from investing in the stock of any competing entity which is listed on a national securities exchange or traded in the over the counter market, so long as such Restricted Party is not involved in the business of such Person, and is merely a passive investor, and so long as such Restricted Party does not own more than five percent (5%) of the equity of such Person.

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6.02       Non-Solicitation; Non-Interference; Non-Hire. During the Restricted Period, each of the Restricted Parties, severally and not jointly, agrees that such Restricted Party will not, directly or indirectly, either for himself or through any other person, as employee, agent, consultant, director, equity holder, manager, co-partner or in any other capacity, without the prior written consent of Purchaser, (i) employ, hire, engage, recruit or solicit for employment or engagement (other than by a general solicitation advertisement, posting, use of recruiting services or websites, or similar job solicitation process not targeting the employees of the Company), any Person who is (or was during the two (2) year period preceding the Closing) employed or engaged by the Company or otherwise seek to interfere with, influence or alter any such Person’s relationship with the Company, (ii) solicit, interfere with, or adversely influence or alter the relationship of, any Person with whom the Company conducts the Restricted Business, including, without limitation, any customers, vendors and suppliers of the Company, or (iii) make any negative or disparaging statements or communications about the Company, Purchaser or any of their respective Affiliates; provided, that the making of any truthful statement required by Law or due legal process shall not violate the requirements of this Section 6.03.

6.03       Confidentiality. Each of the Restricted Parties, severally and not jointly, agrees that such Restricted Party will treat and hold as confidential all of the Confidential Information (as hereinafter defined) and refrain from disclosing or using any of the Confidential Information. In the event that a Restricted Party is requested or required, by any regulatory or quasi-regulatory body, or in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process, to disclose any Confidential Information, such Restricted Party will notify Purchaser promptly (to the extent that such notice is legally permissible) of the request or requirement so that the Company may seek, at the Company’s sole expense, an appropriate protective order or waive compliance with the provisions of this Section 6.03. If, in the absence of a protective order or the receipt of a waiver hereunder, a Restricted Party is compelled to disclose any Confidential Information, such Restricted Party may disclose the Confidential Information; provided, however, that such Restricted Party will use its commercially reasonable efforts to obtain, at the reasonable request and sole expense of the Company, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company will designate. For purposes of this Agreement, “Confidential Information” means all confidential matters relating to the Company, including, but not limited to, “know how”, trade secrets, customer lists, supplier lists, intellectual property, details of consultant and employment contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, technical processes, designs and design projects, processes, inventions, software, source codes, object codes, systems documentation and research projects and other business affairs. A Restricted Party will not be held criminally or civilly liable under any federal or state trade secret law for such Restricted Party’s disclosure of a trade secret that is made in confidence to a federal, state or local government official or to an attorney, provided that such disclosure is: (a) solely for the purpose of reporting or investigating a suspected violation of law; or (b) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.04       Enforceability; Severability. Each Restricted Party recognizes that the territorial, time and scope limitations set forth in this Agreement are reasonable and are properly required to protect the Company’s and Purchaser’s substantial investment under the Purchase Agreement and for the protection of the Company’s and Purchaser’s legitimate interest in client relationships, goodwill and trade secrets of the Restricted Business, and that such limitations do not impose any undue burden upon such Restricted Party. In the event that any such territorial, time or scope limitation is deemed to be invalid, prohibited or unenforceable by a court of competent jurisdiction, the Company, Purchaser and each Restricted Party agrees, and each Restricted Party submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court deems reasonable or enforceable under the circumstances. If such partial enforcement is not possible in such jurisdiction, the provision will be deemed severed as to such jurisdiction and the remaining provisions of this Agreement will remain in full force and effect.

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6.05       Remedies. Each Restricted Party acknowledges and agrees that the covenants set forth in this Agreement are reasonable and necessary for the protection of the Company’s and Purchaser’s business interests and the Restricted Business, that irreparable injury will result to the Company, Purchaser and the Restricted Business if such Restricted Party breaches any of the terms of this Agreement, and that in the event of such Restricted Party’s actual or threatened breach of any of the provisions contained in this Agreement, the Company and Purchaser may have no adequate remedy at law. Each Restricted Party accordingly agrees that in the event of any actual or threatened breach by it of any of the provisions contained in this Agreement, each of the Company and Purchaser will be entitled to such injunctive and other equitable relief as may be deemed necessary or appropriate by a court of competent jurisdiction. Nothing contained herein will be construed as prohibiting the Company or Purchaser from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove. In addition, in the event of a breach or violation by a Restricted Party of this Agreement, the Restricted Period will be tolled until such breach or violation has been duly cured.

6.06       Further Assurances. From time to time, as and when requested by any Party hereto and at such Party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all assignments, transfers, consents, assumptions and other documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to (a) evidence and effectuate the transactions contemplated by this Agreement and the Ancillary Agreements and (b) preserve for a Company any right or benefit under any lease, license, commitment or other contract to which such Company is a party.

6.07       Tax Matters.

(a)         Tax Returns.

  (i)       Seller shall, at its own cost and expense, prepare, or cause to be prepared, all IRS Forms 1120 (and analogous forms for state and local income Tax purposes) of the Company for taxable periods ending on or before the Closing Date that are required to be filed after the Closing Date (the “Seller Tax Returns”). Such Seller Tax Returns shall be prepared in a manner consistent with the past practices of the Company, except to the extent otherwise required by applicable Law; provided, that the parties agree that an election shall be made to treat seventy percent (70%) of any success-based fees as an amount that does not facilitate the transaction contemplated by this Agreement pursuant to the safe harbor in Revenue Procedure 2011-29. Seller shall provide Purchaser with a copy of all such Seller Tax Returns (including any related work papers or other information reasonably requested by the Purchaser) not later than sixty (60) days before the due date for filing such Seller Tax Returns (including extensions) for Purchaser’s review. Seller shall make any changes reasonably requested by Purchaser in writing not later than thirty (30) days after receiving such Seller Tax Return to the extent such comments are consistent with the past practice of the Company and permitted by applicable Law. Purchaser and Seller will attempt in good faith to resolve any dispute with respect to such

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Seller Tax Return. If there are no disputes among the parties (or the parties are able to resolve such disputes) with respect to any Seller Tax Return, Purchaser shall thereafter cause such Seller Tax Returns to be filed. If the parties are unable to resolve any such dispute at least five (5) days before the due date (with applicable extensions) for any Seller Tax Return, the dispute will be referred to the Accounting Referee for resolution in accordance with the procedure set forth in Section 1.04, mutatis mutandis. If the Accounting Referee is unable to resolve any such dispute prior to the due date (with applicable extensions) for any Seller Tax Return, such Seller Tax Return will be filed reflecting the comments of Purchaser, subject to amendment, if necessary, to reflect the resolution of the dispute by the Accounting Referee.

  (ii)       Subject to Section 6.07(c) below, Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Company that are not Seller Tax Returns for any Pre-Closing Tax Period that are required to be filed after the Closing Date. Such Tax Return shall be prepared in a manner consistent with the past practices of the Company, except to the extent otherwise required by applicable Law; provided, that the parties agree that an election shall be made to treat seventy percent (70%) of any success-based fees as an amount that does not facilitate the transaction contemplated by this Agreement pursuant to the safe harbor in Revenue Procedure 2011-29. Purchaser shall provide Seller with a copy of any such income and other material Tax Returns reasonably in advance of the due date for such Tax Returns to permit its timely review; provided, that the delay to deliver such Tax Returns to Seller shall not relieve the Seller of its obligations hereunder except to the extent that (and only to the extent that) the Seller has been materially prejudiced thereby. Purchaser shall make any changes reasonably requested by Seller in writing not later than fifteen (15) days after receiving such Tax Return to the extent such comments are consistent with the past practice of the Company and permitted by applicable Law. Purchaser and Seller will attempt in good faith to resolve any dispute with respect to such Tax Return. If the parties are unable to resolve any such dispute at least five (5) days before the due date (with applicable extensions) for the Tax Return, the dispute will be referred to the Accounting Referee for resolution in accordance with the procedure set forth in Section 1.04, mutatis mutandis. If the Accounting Referee is unable to resolve any such dispute prior to the due date (with applicable extensions) for the Tax Return, such Tax Return will be filed reflecting the comments of Purchaser, subject to amendment, if necessary, to reflect the resolution of the dispute by the Accounting Referee.

(b)         Payment of Taxes. Seller shall reimburse Purchaser for Taxes of or with respect to the Company with respect to all Tax Returns described in Section 6.07(a), to the extent relating to Pre-Closing Tax Periods and not included as Final Indebtedness, no later than three (3) Business Days before payment by Purchaser and/or the Company of such Taxes. Seller shall not amend, restate, or correct any Tax Return filed by the Company without the prior written consent of Purchaser.

(c)         Transfer Taxes. All transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, equity transfer tax, or other similar Tax imposed on the Company in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes, will be split evenly between Purchaser, on the one hand, and Seller, on the other hand. Seller shall cooperate with Purchaser in the filing of any returns with respect to the Transfer Taxes.

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(d)         Tax-Sharing Agreements. All Tax sharing, allocation, and indemnity agreements and similar agreements with respect to or involving the Company shall be terminated as of the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any Liability or obligation thereunder.

(e)         Straddle Periods. For purposes of this Agreement, any applicable Taxes with respect to any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) shall be prorated (i) in the case of any real property, personal property and similar ad valorem Taxes, on a daily basis based upon the number of days in the portion of such Straddle Period that ends on and includes the Closing Date and the number of days in the portion of such Straddle Period after the Closing Date, and (ii) in the case of any other Taxes, on the basis of a deemed closing of the books as of the end of the Closing Date.

(f)         Cooperation on Tax Matters. Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other Proceeding with respect to Tax Returns or Taxes of the Company. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other Proceeding; provided that the party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the party providing such assistance; provided, further, no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business or other activities of any such party.

(g)         Tax Proceedings. Purchaser agrees to give written notice to Seller of the receipt of Purchaser or the Company which involves the commencement of any audit, litigation or other Proceeding with respect to Tax Returns or Taxes of the Company (a “Tax Proceeding”) in respect of which an indemnity may be sought by Purchaser pursuant to Section 7.02(a)(iii). If a Tax Proceeding relates solely to a Pre-Closing Tax Period, Seller shall have the right (but not the obligation) to elect to control such Tax Proceeding; provided however that Seller shall obtain the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement or ceasing to defend a Tax Proceeding; and, provided further, that Purchaser shall be entitled to participate in the defense of such Tax Proceeding and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Purchaser. If any Tax Proceeding is not controlled by Seller under this Section 6.07(g), whether by reason of Seller declining to control such claim pursuant to the terms of this Section 6.07(g) or otherwise, Purchaser shall use commercially reasonable efforts to fully and actively defend such Tax Proceeding. In the event Purchase controls a Tax Proceeding pursuant to this Section 6.07(g), Seller shall be entitled to participate in the defense of such Tax Proceeding at Seller's sole cost and expense, and Purchaser shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement or ceasing to defend a Tax Proceeding controlled by Purchaser. With respect to a claim for indemnification pursuant to Article VII for a breach related to any Tax, to the extent of any inconsistencies, this Section 6.07(g) shall control.

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(h)         Post-Closing Actions. Without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed, after the Closing, Purchaser and the Company shall not (i) other than Tax Returns that are filed in accordance with this Section 6.07, file or amend any Tax Return of the Company for a Pre-Closing Tax Period (except as required by applicable Law), (ii) after the date of any Tax Return filed pursuant to Section 6.07, amend or otherwise modify any such Tax Return, (iii) make or change any Tax election for the Company, for or that has retroactive effect to, any Pre-Closing Tax Period, (iv) subject to Section 6.07(j), voluntarily make contact with any Tax Authority with respect to the Company for any Pre-Closing Tax Period or Taxes attributable to a Pre-Closing Tax Period (except as required by applicable Law), (v) extend, waive, or cause to be extended or waived, any statute of limitations applicable to a Company with respect to any Pre-Closing Tax Period, in each case, in a manner that increases the Liability of Seller under this Agreement, or (vi) make (or permit to be made) any election under Section 338(g) of the Code (or any comparable applicable provision of state, local or foreign Tax Law) with respect to the Company.

(i)         Tax Refunds. Any cash Tax refunds (or credits claimed in lieu of a cash Tax refund) received (or claimed) by Purchaser or its Affiliates (including the Company after the Closing Date) for any Pre-Closing Tax Period of the Company shall be for the account of the Seller, and shall be paid by Purchaser or its Affiliates to Seller within ten (10) days after Purchaser or its Affiliates (including the Company after the Closing Date) receive such refund or file the relevant Tax Return in which such credit is obtained (net of (1) any Taxes payable by the Purchaser, the Company, or their Affiliates in obtaining such refund or credit, (2) any reasonable out-of-pocket costs associated in obtaining such refund, and (3) any amounts required to be withheld on such payment to Seller). If any refunds or credits (including any interest related thereto) previously paid to Seller pursuant to this Section 6.07(i) is required to be repaid or is subsequently disallowed, Seller shall repay to Purchaser all such previously paid amounts within ten (10) days after such requirement or disallowance is finally determined. Notwithstanding anything in this Section 6.07(i) to the contrary, any refund attributable to the carryback of any Tax asset generated in a taxable period (or portion thereof) beginning after the Closing Date to a Pre-Closing Tax Period shall be for the benefit of the Purchaser.

(j)       Purchaser shall be permitted to file any application, or otherwise voluntarily undertake to participate in any program of voluntary disclosure, for amnesty or other relief from penalty for the Company’s failure to report or pay the type of Taxes in the applicable jurisdictions, in Pre-Closing Tax Periods, set forth on Schedule 6.07(j); provided that Seller shall be entitled to participate in any such process, at Seller’s sole cost and expense.  All reasonable and documented out-of-pocket third-party fees and expenses paid by any Purchaser Parties in connection with preparing, filing and negotiating any such voluntary disclosures and related submissions in any jurisdiction set forth on Schedule 6.07(j) (each, a “Designated State”) shall be treated as “Losses” for purposes of Section 7.02(a)(v).  Following the execution of any voluntary disclosure agreement or receipt of a certificate (such agreement or certificate, a “VDA”) with respect to a Designated State, the amount of any Tax (including any interest, penalties or additions to such Tax) attributable to such Designated State for a Pre-Closing Tax Period with respect to the VDA shall be treated as “Losses” for purposes of Section 7.02(a)(v).

6.08       R&W Policy. On or prior to the Closing, Purchaser shall obtain insurance coverage under a R&W Policy. Prior to binding the R&W Policy, Purchaser shall share a draft in substantially final form with Seller and reasonably consider any comments communicated to Purchaser by Seller. All premiums and related costs due under the R&W Policy shall be paid 50% by the Purchaser and 50% by the Seller to the applicable insurer at or prior to the Closing.

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6.09       D&O Indemnification. The Company shall obtain as of the Closing Date a “tail” insurance policy (the “D&O Tail Policy”) with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company (each, a “D&O Indemnified Person”), in each case as the sole source of recovery with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the Transactions). The fees and expenses of the D&O Tail Policy shall be borne 50% by Purchaser and 50% by Seller (as Transaction Expenses).

6.10       Release. In consideration of the mutual covenants and agreements contained in this Agreement, effective as of the Closing, each Restricted Party and each of their Affiliates (excluding, for the avoidance of doubt, the Company), heirs, beneficiaries, trustees, successors and assigns (each, a “Releaser”) hereby irrevocably on behalf of himself or itself and the Releasers: (a) releases and forever discharges the Company and their past and present directors, shareholders, officers, employees, and agents, and each of their respective successors, heirs, assigns, executors and administrators (collectively, the “Released Persons”) of and from any and all manners or causes of action and actions, claims, suits, rights, debts, sums of money, covenants, contracts, damages and judgments whatsoever, in law or in equity (collectively, the “Released Claims”) which Seller ever had or now has or which it hereafter can, will or may have, against the Released Persons of and from any and all Contracts (excluding, however, all those arising under or contained in this Agreement), whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any matter relating to the Company, arising at any time on or prior to the Closing whether as an equity holder, a holder of Indebtedness or otherwise, and the Released Persons shall not have Liability with respect thereto and (b) consents to this Agreement, each other Ancillary Agreement and the transactions contemplated hereby and thereby. Seller and each Restricted Party hereby represents and warrants, on behalf of itself or himself and each of the Releasers, that Seller and such Restricted Party has not, and none of the Releasers has, assigned or otherwise transferred any right or interest in or to any of the Released Claims. Seller, on behalf of Seller and each of the Releasers, hereby irrevocably covenants to refrain from asserting any claim or demand, or commencing, instituting or causing to be commenced or instituted, or participating, assisting, or cooperating (except with Purchaser, or the Company) in, or encouraging, assisting or soliciting any other Person to institute, any suit, claim, action or other Proceeding of any kind against any Releasee that is based upon or related to any Released Claim, and hereby waives any benefit conferred upon Seller or the Releasers by any judgment or order issued in connection with any suit, claim, action or other Proceeding filed against any Releasee based upon or related to any Released Claim. Notwithstanding the foregoing, nothing contained in this Section 6.10 will operate to release any Released Claims of Seller arising under or pursuant to this Agreement, any other Ancillary Agreement, or the D&O Tail Policy.

Article VII

INDEMNIFICATION AND RELATED MATTERS

7.01       Survival. (a) All representations and warranties set forth in this Agreement (other than Fundamental Reps and the representations and warranties made by Seller in Article IV) shall survive the Closing and the consummation of the transactions contemplated hereby and terminate on the date that is twelve (12) months following the Closing Date, (b) the Fundamental Reps and the representations and warranties made by Seller in Article IV shall survive the Closing and the consummation of the transactions contemplated

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hereby and terminate on the date that is thirty (30) days after the expiration of the applicable statute of limitations, (c) the covenants and agreements set forth in this Agreement shall survive for the express period of time stated with respect thereto or, absent any such expressly stated period, then seven (7) years, and (d) claims based upon Fraud shall survive for seven (7) years (each of the foregoing dates, a “Survival Date”). Notwithstanding the foregoing, no party shall be entitled to recover for any Loss pursuant to Section 7.02 for a breach of representation or warranty unless written notice of a claim thereof is delivered prior to the applicable Survival Date to the party against whom indemnification is sought; provided that the right of indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 7.01 and the applicable statute of limitations if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to the applicable Survival Date.

7.02       Indemnification.

(a)         Each Restricted Party, severally and not jointly (provided that each member of the Karol Group shall have joint and several liability with respect to the obligations of the other member of the Karol Group) based upon such Restricted Party’s Pro Rata Share, shall indemnify Purchaser and its officers, directors, members, managers, equity holders, employees, agents, representatives, Affiliates (including the Company after the Closing), successors and permitted assigns (collectively, the “Purchaser Parties”) and hold each of them harmless from and against, and pay on behalf of or reimburse such Purchaser Parties in respect of, any Loss which any such Purchaser Party may suffer, sustain or become subject to, as a result of, in connection with, relating to or incidental to or by virtue of:

  (i)       any breach of any representation or warranty set forth in Article III or Article IV; provided that for purposes of determining whether there has been a breach and the amount of Losses that are the subject matter of a claim for indemnification or reimbursement hereunder, each such representation or warranty shall be read without regard and without giving effect to the term “material” or “Material Adverse Effect” or similar phrases or qualifiers contained in such representation or warranty;

  (ii)       any breach by a Restricted Party of any covenant or agreement contained in this Agreement; provided, that only the breaching Restricted Party shall be liable to indemnity Purchaser for such breach hereunder; and, provided, further, that, notwithstanding the foregoing proviso, each member of the Karol Group shall have joint and several liability with respect to the obligations of the other member of the Karol Group;

  (iii)       any Transaction Expenses or Indebtedness outstanding as of the Closing to the extent not included in the calculation of the Final Cash Consideration;

  (iv)       any amounts payable in respect of the PPP Loan;

  (v)       Indemnified Taxes; or

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  (vi)       any of the matters described in the exclusions expressly set forth in Section 4 (i) through (k) of the R&W Policy.

(b)         The indemnification provided for in Section 7.02(a) shall be subject to the following limitations:

  (i)       Except in the case of Fraud and other than Losses arising from or related to a breach of any Fundamental Rep, Restricted Party shall be liable to Purchaser Parties for any Loss arising under Section 7.02(a)(i) unless the aggregate amount of all Losses under Section 7.02(a)(i) exceeds $262,500 in the aggregate (the “Basket”), in which case the Restricted Parties shall be liable only for the amount of Losses in excess of such Basket;

  (ii)       Except in the case of Fraud and other than Losses arising from or related to a breach of any Fundamental Rep, the aggregate Liability under Section 7.02(a)(i) shall in no event exceed $262,500 (the “Cap”);

  (iii)       Except in the case of Fraud, Losses arising from or related to a breach of any Fundamental Rep, Section 7.02(a)(ii), Section 7.02(a)(iii), Section 7.02(a)(iv), Section 7.02(a)(v) or Section 7.02(a)(vi) shall in no event exceed the Final Cash Consideration; and

  (iv)       The limitations set forth in this Section 7.02(b) shall in no way limit or affect the rights of the Purchaser Parties under the R&W Policy.

(c)         Purchaser shall indemnify Seller, each Restricted Party and such Restricted Party’s heirs, administrators, representatives, successors and assigns (each a “Seller Party” and, collectively, the “Seller Parties”) and hold the Seller Parties harmless from and against any Loss which any of the Seller Parties may suffer, sustain or become subject to, as the result of (i) any misrepresentation or breach of any representation or warranty set forth in Article V and (ii) any failure to perform or breach by Purchaser of any covenant or agreement made by Purchaser contained in this Agreement. Notwithstanding the foregoing, in no event shall Purchaser’s Liability under clause (i) of this Section 7.02(c) exceed the Final Cash Consideration.

(d)         Any party making a claim for indemnification under this Article VII (the “Indemnified Party”) shall notify the indemnifying party (the “Indemnifying Party”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering any potential Liability, obligation or facts giving rise to such potential claim for indemnification, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent (and only to the extent) such failure shall have actually and materially prejudiced the Indemnifying Party; and provided, further, that if the claim relates to an actual or alleged breach of a representation or warranty made by Seller that is not excluded from coverage under the R&W Policy, Purchaser may also provide written notice thereof to the R&W Insurer in accordance with the R&W Policy. The Indemnifying Party shall not be entitled to assume the defense or control of a third party claim and shall pay the fees and expenses of counsel retained by the Indemnified Party unless (1) the Indemnifying Party agrees to assume in writing all Losses associated with or arising from such third party claim notwithstanding any limitations

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thereon otherwise set forth herein, (2) such third party claim involves solely claims for monetary relief and no criminal Proceeding is threatened by such third party claim, (3) such third party claim could not reasonably have an adverse effect (reputational, economic or otherwise) that is material on the Indemnified Party and/or any of its Subsidiaries or Affiliates or otherwise materially impair any business relations of the Indemnified Party and/or any of its Subsidiaries or Affiliates, (4) counsel to the Indemnified Party shall have reasonably concluded that there is no conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such third party claim and (5) the amount in controversy under such claim is covered by the R&W Policy, or in the event the claim is excluded under the R&W Policy, such amount is less than the remaining balance of the Indemnity Escrow Amount. If the Indemnifying Party shall assume the control of the defense of any third party claim in accordance with the provisions of this Section 7.02(d), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such third party claim, if (x) the settlement does not expressly release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to, or involve the dismissal with prejudice of all claims asserted in, such third party claim, or (y) the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates. The Indemnified Party shall be entitled to participate in the defense of any such third party claim and to employ separate counsel of its choice for such purpose; provided that the cost of such counsel shall be at the Indemnified Party’s sole cost (other than any actual and reasonable fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense, so long as the Indemnified Party provided prompt notice the applicable claim, which, notwithstanding the foregoing, shall be borne by the Indemnifying Party). Notwithstanding anything herein to the contrary, Seller, on behalf of the Restricted Parties, shall lose its right to contest, defend, litigate and settle a third party claim if they fail to promptly accept a tender of the defense of the third party claim or thereafter at all relevant times conduct a good faith defense of such third party claim. In such event, the Purchaser Party will have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such third party claim; provided, that at least five (5) business days prior to any such settlement, written notice of the material terms of compromise or settlement is provided to Seller, on behalf of the Restricted Parties.

(e)         Amounts paid to or on behalf of the Restricted Parties, on the one hand, or Purchaser, on the other hand, as indemnification shall be treated as adjustments to the Final Cash Consideration for Tax purposes to the extent permitted by applicable Law.

(f)         Except in the case of Fraud and other than Losses arising from or related to a breach of any Fundamental Rep, any indemnification payments to be made by the Restricted Parties pursuant to Section 7.02(a)(i) shall be recovered:

  (i)       if the claims resulting in such indemnification payments are not in respect of the exclusions expressly set forth in Section 4 (i) through (k) of the R&W Policy, first from the Indemnity Escrow Amount and then under the R&W Policy as Purchaser’s sole and exclusive remedy;

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  (ii)       if the claims resulting in such indemnification payments are in respect of the exclusions expressly set forth in Section 4 (i) through (k) of the R&W Policy, from the Restricted Parties based upon such Restricted Party’s Pro Rata Share as provided in Section 7.02(a) in cash by wire transfer of immediately available funds to the account or accounts designated by the Purchaser Party within five (5) Business Days after the final determination thereof.

Any indemnification payments to be made by a Restricted Party pursuant to Section 7.02(a)(ii) through Section 7.02(a)(vi) shall be paid by such Restricted Party in cash by wire transfer of immediately available funds to the account or accounts designated by the Purchaser Party within five (5) Business Days after the final determination thereof. Any indemnification payments to be made by Purchaser pursuant to Section 7.02(b) shall be paid by Purchaser in cash by wire transfer of immediately available funds to the account or accounts designated by Seller, on behalf of the Restricted Parties, within five (5) Business Days after the final determination thereof.

(g)         On the first Business Day after the date that is twelve (12) months following the Closing Date, Purchaser and Seller, on behalf of the Restricted Parties, shall execute and deliver instructions instructing the Escrow Agent to release to Seller, on behalf of the Restricted Parties, the remaining balance of the Escrow Amount, less any portion of the Indemnity Escrow Amount subject to a claim for indemnification by a Purchaser Party that has been noticed on or prior to the date of expiration of the applicable Survival Date and is pending under this Article VII (each, an “Outstanding Claim”), which portion shall continue to be retained until final settlement between the Purchaser Party and Seller, on behalf of the Restricted Parties, or final determination of all such Outstanding Claims (and thereafter released in accordance with the terms of such settlement or resolution from which such final determination results).

(h)         Except (i) with respect to injunctive and other non-monetary equitable relief, (ii) with respect to the provisions of Section 1.04 and Section 1.05, and (iii) for any action arising under, based upon, or related to, Fraud, Purchaser acknowledges and agrees (on behalf of itself and its Affiliates) that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims for money damages relating to a breach of representation or warranty contained in this Agreement shall be pursuant to the provisions of this Article VII. In the event any Indemnified Party suffers any Loss by reason of a Party’s Fraud, such Indemnified Party shall be entitled to seek recovery therefor without regard to any limitation set forth in this Agreement (whether a temporal limitation, dollar limitation or otherwise).

(i)         For purposes of calculating the amount of Loss incurred by an Indemnified Party under this Agreement, such amount shall be reduced by (i) the amount of any insurance proceeds actually paid to such Indemnified Party in respect of such Loss, net of any deductible amounts, any increase in premiums directly attributable thereto and any costs reasonably incurred in obtaining such insurance proceeds and (ii) the amount of any indemnification, contribution, and other similar proceeds actually recovered by such Indemnified Party in respect of such Loss, net of any costs reasonable incurred in obtaining such proceeds.

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(j)         Notwithstanding anything to the contrary in this Agreement or in the Organizational Documents of the Company: (i) none of the Restricted Parties shall make or initiate any claim for indemnification or advancement of expenses hereunder or under the Organizational Documents of the Company against any Purchaser Party by reason of the fact that such Restricted Party was a director, manager, partner, member, trustee, officer, employee, equity holder or agent (each, an “Entity Representative”) of the Company or was serving at the request of the Company as an Entity Representative of another Person (whether such claim is for judgments, Losses, penalties, fines, costs, amounts paid in settlement, expenses or otherwise) to the extent the claim for indemnification or advancement of expenses arises from a claim pursuant to which any Purchaser Party is entitled to indemnification from such Restricted Party; provided, that the foregoing shall not apply to remedies such Restricted Party may have under the D&O Tail Policy; and (ii) each Restricted Party hereby acknowledges and agrees that such Restricted Party shall have no claim or right to contribution or indemnity from any Purchaser Party with respect to any amounts paid pursuant to this Article VII.

Article VIII

DEFINITIONS

8.01       Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Adjustment Escrow Amount” means $1,000,000.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Ancillary Agreements” means the Escrow Agreement, Exchange Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser, the Company or Seller in connection with the consummation of the acquisition transactions contemplated by this Agreement.

“Anti-Corruption Laws” means any U.S. or non-U.S. Laws relating to anti-bribery or anticorruption or that otherwise prohibit a corrupt payment to any government or public officials, including, but not limited to the Foreign Corrupt Practices Act of 1977 and UK Bribery Act.

“Base Consideration” means $52,500,000.

“Business Day” means any day other than a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Florida.

“Cash” means, with respect to the Company, cash, cash equivalents and other short-term marketable securities of the Company as of the Closing Effective Time, plus any deposits made but not yet posted, less the amounts of (i) any unpaid checks, drafts and wire transfers (but without duplication of any such unpaid amounts being taken into account in the determination of the Net Working Capital), (ii) any restricted deposits maintained with lessors, banks or other third parties, (iii) restricted cash and (iv) any cash used to pay or discharge any Indebtedness or Transaction Expenses, pay any dividends or distributions to equity holders of the Company, or repurchase or redeem any equity securities of the Company, plus (i) deposits already paid by the Company for installation of a new awning and trade show deposits, with such amount not to exceed $106,000, in each case between the Closing Effective Time and the Closing.

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“Closing Cash Consideration” means (i) the Base Consideration, minus (ii) the amount of Estimated Indebtedness, plus (iii) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Upper Threshold, minus (iv) the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital Lower Threshold, plus (v) the amount of Estimated Cash, minus (vi) the amount of Estimated Transaction Expenses, minus (vii) the Escrow Amount, minus (viii) the Exchanged Amount.

“Contract” or “contract” means any oral or written contract, agreement, deed, mortgage, lease, license, instrument, note, commitment, undertaking or other legally enforceable arrangement.

“Data Security Requirements” means, collectively, all of the following to the extent relating to confidential or sensitive information, payment card data, Personal Data, or other protected information relating to individuals or otherwise relating to privacy, security, Processing, marketing, or security breach notification requirements and applicable to the Company: (i) the Company’s own rules, policies, and procedures (whether physical or technical in nature, or otherwise), (ii) all applicable Laws and all industry standards applicable to the Company’s industry (including the Payment Card Industry Data Security Standard (PCI DSS)), and (iii) agreements the Company has entered into or by which any of them is bound.

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease 2019 or COVID-19.

“COVID-19 Pandemic” means the pandemic caused by COVID-19 which, as of the date hereof, has spread throughout the world and has resulted in Governmental Bodies implementing numerous measures to try to contain COVID-19, including travel bans and restrictions, quarantines, shelter in place orders and shutdowns.

“Environmental Laws” means all Laws, and any order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including, but not limited to, ambient air, soil, surface water, groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances.

“ERISA Affiliate” means each Person treated at a relevant time as a single employer with the Company pursuant to Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code or a member of a “controlled group” within the meaning of Section 4001(a)(14) of ERISA.

“Escrow Account” means a bank account designated in writing by the Escrow Agent, into which the Indemnity Escrow Amount and the Adjustment Escrow Amount will be deposited at the Closing.

“Escrow Agent” means PNC Bank.

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“Escrow Agreement” means the Escrow Agreement dated as of the Closing Date, by and among Seller, Purchaser and the Escrow Agent.

“Escrow Amount” means the Indemnity Escrow Amount and the Adjustment Escrow Amount.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administered by U.S. Customs and Border Protection.

“Final Cash Consideration” means (i) the Base Consideration, minus (ii) the Final Indebtedness, plus (iii) the amount, if any, by which the Final Net Working Capital exceeds the Target Net Working Upper Threshold, minus (iv) the amount, if any, by which the Final Net Working Capital is less than the Target Net Working Lower Threshold, plus (v) the Final Cash, minus (vi) the Final Transaction Expenses, minus (vii) the Escrow Amount, minus (viii) the Exchanged Amount.

“Fraud” means an actual and intentional fraud by a Person (excluding constructive fraud and any recklessness standard) with respect to making the specific representations and warranties in this Agreement or any of the Ancillary Documents.

“Fundamental Reps” means those representations and warranties contained in (i) Section 3.01 (Organization and Organizational Power), Section 3.02, (Authorization; No Breach; Valid and Binding Agreement), Section 3.03 (Capitalization), Section 3.08 (Tax Matters), Section 3.16 (Affiliated Transactions), and Section 3.21 (Brokerage) and (ii) in Article IV.

“Funded Indebtedness” means all Indebtedness set forth in clause (i) of the definition of “Indebtedness” as of immediately prior to the consummation of the Closing.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Government Contract” means any contract or agreement currently in performance that is between the Company and a Governmental Entity or entered into by the Company as a subcontractor (at any tier) in connection with a contract between another Person and a Governmental Entity.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, quasi-governmental or regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body (public or private), department, political subdivision, tribunal or other instrumentality thereof.

“Hazardous Materials” means any material, substance or waste, which is defined, prohibited, limited or regulated by, or for which Liability or standards of conduct may be imposed under Environmental Laws, including petroleum and petroleum by-products, asbestos, asbestos-containing materials, lead based paint, perfluorinated compounds, polychlorinated biphenyls, toxic mold, radiation, radon, noise or odor.

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“Indebtedness” means with respect to the Company and without duplication, the aggregate amount of the following: (i) indebtedness for money borrowed or advanced or monetary obligations, (ii) any Liability evidenced by any bonds, debentures, notes, or similar debt securities or similar obligations, whether or not secured by a Lien, (iii) any Liability, loans or advances received from, or other amounts owed to, Seller, any Affiliate of any Seller or any employee or any former equity holder of the Company, (iv) any Liability or obligation in respect of leases of real or personal property or any purchase money or vendor financing that are, or are required to be, capitalized in accordance with GAAP, (v) any commitment, Liability or obligation under or pursuant to commitments by which such Person assures a creditor against loss (including reimbursement obligations of such Person under acceptance credit, letters of credit, in each case, whether or not such letters of credit have been drawn), (vi) any guaranty or other obligation in respect of indebtedness for borrowed money of a Person other than the Company, (vii) any indebtedness secured by a Lien on any of the Company’s assets, (viii) any Liability or obligation for any deferred purchase price of assets, property, goods or services, including any contingent payment, earn-out, seller note or similar obligation (whether contingent or otherwise), at the maximum amount that is or may become payable by the Company (whether as of, prior to or following the date hereof), and with respect to any conditional sale, title retention, consignment or similar arrangement (other than trade payables incurred in the ordinary course of business), (ix) any Liability or obligation in respect of deferred revenue, customer deposits and customer prepayments, (x) any off-balance sheet transactions, (xi) any obligation under hedging, swap, derivative financial instrument or similar arrangements, including interest rate swaps, (xii) all long-term or non-current compensation liabilities, including all SAR Obligations and unpaid retirement contributions, (xiii) Tax liabilities (whether or not due and payable as of the Closing) of the Company for Pre-Closing Tax Periods (which amounts shall not (1) be less than zero in any specific jurisdiction, (2) include deferred Tax assets or liabilities, and (2) include any Tax refunds), (xiv) any deferred “applicable employment taxes” (as defined in Section 2302 of the CARES Act) attributable to Pre-Closing Tax Periods the Company elected to defer pursuant to Section 2303 of the CARES Act, (xv) any obligations to pay management fees or reimburse board fees and/or travel expenses owed to any Seller (or any of their respective Affiliates), including the Closing Success Fee payable to Koda pursuant to Section 1 of the Management Consulting Services Termination Agreement (such Closing Success Fee being defined in Section 2 therein), (xvi) any unpaid distribution or dividend (including tax distributions) whether or not declared, (xvii) unpaid bonus and commission obligations (whether or not accrued) and unpaid retirement contributions, (xviii) guarantee or keep well obligations in respect of obligations of the kind referred to in clauses (i) through (xviii) above, (xix) all liabilities and obligations for the employer’s share of payroll Taxes attributable thereto contemplated by clauses (i) through (xviii) above, and (xx) all liabilities and obligations for accrued but unpaid interest, unpaid prepayment or redemption penalties, termination fees, premiums or payments, make-whole payments, breakage costs, and unpaid fees and expenses that are payable in connection with the retirement, prepayment, repayment, redemption, payoff, amendment, modification or supplement of any of any of the liabilities contemplated by clauses (i) through (xviii) above; provided that “Indebtedness” shall not include (1) any liabilities or obligations that are taken into account in the calculation of the Final Net Working Capital, or (2) any liabilities or obligations that are taken into account as a deduction to Base Consideration in the calculation of “Transaction Expenses”.

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“Indemnified Taxes” means (i) all Taxes (or the non-payment thereof) of the Company for all Pre-Closing Tax Periods, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, (iii) costs of preparing, amending, and defending any Tax Return of the Company for a Pre-Closing Tax Period, and (iv) any and all Taxes of any person imposed on Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

“Indemnity Escrow Amount” means $262,500.

“Intellectual Property” means any intellectual property or proprietary rights arising under the Laws of any jurisdiction in the world, including: (i) copyrights, copyrightable works, and registrations and applications for registration thereof; (ii) trade names, trademarks, service marks, and trade dress, and registrations and applications for registration thereof, and all goodwill associated therewith; (iii) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (iv) internet uniform resource locators and domain names and social media accounts; (v) inventions (whether or not patentable), processes, methods, trade secrets, know-how, and other confidential information; and (vi) rights in software, data and databases.

“Knowledge” means, with respect to the Company, the actual knowledge of Paul Claro, Rodney Surratt and Susan Mader, together with such knowledge that each such individual would reasonably be expected to have with respect to the matter at issue after reasonable inquiry of relevant employees of the Company with respect thereto.

“Law” means any federal, state, provincial, municipal, local, supranational, domestic or foreign law (including common law), act, code, rule, ruling, directive, regulation, judgment, injunction, award, order, determination, ordinance, statute, writ, or decree of any Governmental Entity.

“Liability” shall mean any debt, loss, damage, commitment, deficiency, interest, Tax, fine, demand, judgment, cause of action, fine, penalty, liability, obligation or other Loss (including loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether direct or indirect, known or unknown, suspected or unsuspected, asserted or unasserted, accrued or unaccrued, absolute, contingent, matured or unmatured, liquidated or unliquidated, disputed or undisputed, due or to become due, whether in at law or in equity, whether disclosed or not in the Disclosure Schedules, including those arising under any Law, Proceeding, order or Contract, and regardless of when or by whom asserted, and any cost or expense (including any attorneys’ fees) relating to any of the foregoing.

“Liens” means any encumbrance, hypothecation, infringement, license, lien, deed of trust, mortgage, easement, encroachment, pledge, restriction, conditional sale agreement, right of first refusal, right of first offer, security interest, option, title retention or other security arrangement, or any other adverse right or interest, charge or claim of a similar nature in or on any asset, property or property interest.

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“Loss” means each loss, liability, demand, claim, action, cause of action, charge, suits, awards, judgements, assessment, cost, damage, deficiency, penalty, fine or expense of any kind or nature (including, in each case, interest, penalties, reasonable out-of-pocket attorneys’ fees and expenses, court costs and all amounts reasonably and actually paid in the investigation, defense, collection or settlement of any of the foregoing, but excluding, in each case, punitive damages except to the extent incurred as a result of a third party claim).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is, has had or would reasonably be expected to have or result in, a material adverse effect on (x) the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company or (y) the ability of the Company or any Restricted Party to timely perform any of their respective obligations under this Agreement or any Ancillary Agreement or to consummate the transactions contemplated herein or therein; provided that no change, effect, event, occurrence, state of facts or development arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Material Adverse Effect pursuant to clause (x) of this definition: (A) operating, business, regulatory or other conditions in the industry in which the Company operates; (B) general economic conditions, including changes in the credit, debt, financial, currency or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world; (C) earthquakes, floods, hurricanes, tornadoes, volcanic eruptions, natural disasters or other acts of nature; and (D) global, national or regional political conditions, including pandemics, hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such pandemics, hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof.

“Net Working Capital” means an amount equal to, without duplication, the amount of current assets (excluding current and deferred Tax assets) of the Company, less the amount of current liabilities of the Company (excluding any cash and cash equivalents, current and deferred Tax liabilities, Indebtedness and Transaction Expenses), as of the Closing Effective Time. Net Working Capital shall be calculated in accordance with GAAP and the Company’s historical practices as reflected in Exhibit A-1, and using the line items set forth on, the sample calculation of Net Working Capital set forth on Exhibit A-2.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves are maintained in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use or operation of the Leased Real Property, as applicable; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property, as applicable for the purposes for which it is currently used in connection with the Company’s business; (v) Liens arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation for amounts which are not delinquent; (vi) Liens on goods currently in transit incurred pursuant to documentary letters of credit; and (vii) nonexclusive licenses of Intellectual Property granted to customers in the ordinary course of business.

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“Person” means an individual, a partnership, a limited partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Personal Data” means all information or data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data, is capable of identifying an individual), including all information or data regulated or protected by one or more federal, state, or foreign data privacy or security Laws.

“PPP Loan” means the loan evidenced by that certain Promissory Note (Paycheck Protection Loan) (SBA Loan #00004750840158) dated as of April 17, 2020 made by the Company to the order of the Webster Bank, N.A. in the original principal amount of $943,670.20, which was fully forgiven on April 12, 2021.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Pro Rata Share” means (i) with respect to William S. Karol (“Karol”), 27%, (ii) with respect to the William S. Karol Family Trust of 2012 (“Karol Trust” and together with Karol, collectively, the “Karol Group”), 63%, (iii) with respect to James H. Peden (“Peden”), 5%, and (iv) with respect to William J. Leaver (“Leaver”), 5%.

“Proceeding” means any action, suit, litigation, audit, investigation, grievance, claim, charge, complaint, inquiry, debarment proceeding, arbitration, condemnation proceeding or other legal proceeding (whether civil, criminal, arbitral or otherwise).

“Process” or “Processing” means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Product Liability” shall mean any Liability of the Company for damage or injury to any Person, or damage to property under any theory whatsoever (whether negligence, breach of express or implied warranty, strict liability, failure to warn, design or manufacturing defect, conspiracy, violation of Law or any other theory) arising out of, relating to, or otherwise in respect of, any products (including any part or component and regardless of the date of manufacture) designed, manufactured, assembled, marketed, sold or distributed by the Company or any services (regardless of the date of performance) performed by the Company.

“R&W Insurer” means AIG Specialty Insurance Company.

“R&W Policy” means that certain Representations and Warranties Insurance Policy (Policy Number 55713865) issued to Purchaser by the R&W Insurer.

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“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela, Myanmar (Burma), and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual, aircraft, vessel, or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of Treasury, Office of Foreign Asset Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the U.S. Department of Commerce, Bureau of Industry and Security’s Entity List; (ii) any individual ordinarily resident in a Sanctioned Country; (iii) any entity incorporated in, or with a primary place of business in, a Sanctioned Country; and (iv) any entity, aircraft, or vessel that is, in the aggregate, 50% or more owned, directly or indirectly, or otherwise controlled by a person or persons described in clauses (i)-(iii).

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Software” means any and all software, including operating system and applications software, embedded software, firmware, tools, data, databases, implementations of algorithms, and program interfaces, whether in source code or object code form.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Systems” means servers, software, computer firmware, computer hardware, electronic data processing equipment, websites, databases, circuits, networks, network equipment, peripherals, computer systems, and other computer, communications, and telecommunications devices and equipment, and data or information contained therein or transmitted thereby.

“Target Net Working Capital Lower Threshold” means $4,929,000.

“Target Net Working Capital Upper Threshold” means $5,129,000.

“Tax” (including with correlative meaning the term “Taxes”) means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including income, gross receipts, corporation, ad valorem, premium, value-added, capital gains, documentary, alternative or add-on minimum, registration, recording, excise, real property, personal property, escheat, sales, use, license, transfer, withholding, employment, unemployment, social security, business organization, workers compensation, payroll, profits, severance, stamp, occupation, customs duties, franchise, estimated and other taxes of any kind whatsoever, and any interest, fines, penalties, assessments or additions to tax.

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“Tax Returns” means any return, report, information return or other document (including schedules, attachments or any related or supporting information and any amended returns) filed or required to be filed with any Governmental Entity charged with the determination, assessment or collection of any Tax.

“Trade Control Laws” means all Sanctions Laws, Ex-Im Laws, or the anti-boycott Laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service.

“Transaction Expenses” means, without duplication, (i) all expenses, fees, liabilities or obligations incurred by the Company in connection with the preparation, negotiation or execution of this Agreement or the consummation or performance of the transactions contemplated hereby (including the fees and expenses of any broker, investment banker or financial advisor, and any legal, accounting and consulting fees and expenses), (ii) all fees, expenses, liabilities and obligations of the Company under or in connection with any severance obligations, bonuses, equity issuances, termination and change of control arrangements, and similar obligations that are triggered by the consummation of the transactions contemplated hereby (including the employer’s share of payroll Taxes attributable thereto), (iii) 50% of any Transfer Taxes, if any, (iv) 50% of the fees payable under the Escrow Agreement, (v) 50% of the fees and expenses in connection with the R&W Policy, and (v) 50% of the fees and expenses in connection with the D&O Tail Policy.

“Warranty Liability” shall mean any Liability of the Company arising from any express warranty or breach of warranty claim, guaranty, indemnity, or other Contract, with respect to any product manufactured, sold or distributed, or any service performed, by the Company prior to the Closing Date.

8.02       Other Definitional Provisions. Any reference to any particular Code section or any Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

Article IX

MISCELLANEOUS

9.01       Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon a party only if such amendment or waiver is set forth in a writing executed by Purchaser and Seller making specific reference to this Agreement. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

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9.02       Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by any party hereto (or any Affiliate of a party hereto) without the prior written consent of Purchaser, in which case (i) Purchaser shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication to the extent reasonably practicable and (ii) no such release shall include any of the economic terms of this Agreement or the Ancillary Agreements; provided, however, that Purchaser may, without the prior written consent of Seller, issue or cause publication of any such press release or public announcement to the extent that Purchaser reasonably determines, after consultation with legal counsel, such action to be required by applicable Law or by the rules of any stock exchange having jurisdiction over Purchaser or its Affiliates or any applicable self-regulatory organization, in which event Purchaser will use commercially reasonable efforts to allow Seller reasonable time to comment on such press release or public announcement in advance of its issuance. For the avoidance of doubt, the parties acknowledge and agree that Purchaser and any of its Affiliates who is an investment fund may disclose the economic terms of the transactions contemplated hereunder, this Agreement and the Ancillary Agreements to its Affiliates and any lender and any current or potential investor in such fund(s) in connection with fundraising, marketing, informational or reporting activities or otherwise in the ordinary course of such Person’s business so long as the Person to whom such disclosure is made is bound by confidentiality obligations.

9.03       Expenses. Except as otherwise expressly provided herein, Seller, on the one hand, and Purchaser, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses and, in the case of the Seller Parties, the expenses of the Company) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement.

9.04       Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) on the date sent if transmitted via e-mail prior to 5:00 PM Eastern Time to the e-mail address set out below if confirmation of transmission is received by the sender or no failure message is generated, (c) on the first Business Day following delivery, if sent by e-mail on a day that is not a Business Day or after 5:00 p.m. Eastern Time on a Business Day, or (d) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Purchaser and the Company:

Douglas Machines Buyer, Inc.
c/o Levine Leichtman Capital Partners, LLC

345 North Maple Drive, Suite 300

Beverly Hills, CA 90210

Attention: David I. Wolmer

Email: dwolmer@llcp.com

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with copies (which shall not constitute notice) to:

Honigman LLP

2290 First National Building

660 Woodward Avenue

Detroit, MI 48226-3506

Attention: Joshua F. Opperer

Jacob D. Drouillard
E-mail: JOpperer@honigman.com

JDrouillard@honigman.com

Notices to Seller:

c/o KODA Enterprises Group, LLC
51 Sawyer Road, Suite 420
Waltham, MA 02453

Attention: William S. Karol
E-mail: wkarol@koda.com

with copies (which shall not constitute notice) to:

E-mail: jpeden@koda.com

jhodson@koda.com

Burns & Levinson LLP
125 High Street
Boston, MA 02110
Attention: Frank A. Segall

Mark W. Manning
E-mail: fsegall@burnslev.com

mmanning@burnslev.com

Or to such other address with respect to a party as such party notifies the other in writing as above provided.

9.05       Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that Seller may not assign or delegate any rights or obligations under this Agreement without the prior written consent of Purchaser and neither Purchaser nor the Company may assign or delegate any rights or obligations under this Agreement without the prior written consent of Seller; provided, further that (i) Purchaser may assign (without relieving it of its obligations under) this Agreement in whole or in part to any of its Subsidiaries or Affiliates, (ii) each of Purchaser and the Company may collaterally assign its rights under this Agreement to any lender providing financing to Purchaser or, following the Closing, the Company and (iii) Purchaser may assign its rights under this Agreement, in whole or in part, to any subsequent purchaser of the Company or its Affiliates or any division thereof or any material portion of its assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise). Any purported assignment in violation of the terms hereof shall be null and void ab initio.

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9.06       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, unless the severance of such provision would be in opposition to the parties’ intent with respect to such provision.

9.07       References. The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to an “Article,” “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to an article of this Agreement, section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The phrase “ordinary course of business” means “ordinary course of business consistent with past practice of the Company.” The phrase “to the extent” means “the degree by which.” The use of the words “or,” “any” and “either” shall not be exclusive. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. With respect to all materials that are described as having been “made available”, “provided” or “delivered” (or words or phrases of similar import) to Purchaser, such materials shall be deemed to have been delivered or made available to Purchaser only if such materials were continuously available to Purchaser and its representatives in the Intralinks virtual data room for at least two (2) Business Days prior to the execution and delivery of this Agreement and were not removed on or prior to the date of this Agreement.

9.08       Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The Schedules have been arranged for purposes of convenience in separately titled sections; however, each section of the Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Schedules to the extent its relevance is reasonably apparent on the face of such disclosure. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business. The information contained in this Agreement and in the Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

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9.09       Complete Agreement. This Agreement and the documents referred to herein (including the Ancillary Agreements) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

9.10       Third-Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

9.11       Delivery by Electronic Transmission. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of DocuSign or by .pdf, .tif, .gif, .jpeg or similar electronic means, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re–execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of DocuSign or .pdf, .tif, .gif, .jpeg or similar electronic means to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of DocuSign or by .pdf, .tif, .gif, .jpeg or similar electronic means as a defense to the formation of a contract and each such party forever waives any such defense.

9.12       Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

9.13       Governing Law. All claims, controversies, causes of action, issues and questions concerning the construction, validity, interpretation and enforceability of, arising out of or relating to this Agreement and the Exhibits and Schedules hereto whether sounding in tort, contract or statute, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.14       Jurisdiction.

(a)          Except as otherwise expressly provided in this Agreement and subject to Section 9.15 below, (i) any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby and any Proceeding for recognition and enforcement of any judgment in respect thereof shall be brought, tried and determined in the United States District Court for the District of Delaware, the Court of Chancery of the State of Delaware or any other court

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of the State of Delaware, and (ii) each of the parties hereto hereby (A) irrevocably and unconditionally consents and submits itself and its property to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding, (B) irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding which is brought in any such court has been brought in an inconvenient forum and (C) agrees that it shall not bring any Proceeding based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.04 shall be deemed effective service of process on such party.

9.15       Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS AMONG THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.16       Specific Performance. Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to specific performance, injunctive or other equitable relief in order to enforce their rights under or prevent any violations (whether anticipatory, continuing or future) of the terms hereof with respect to the transactions contemplated hereby. The foregoing sentence will not be construed as a waiver of any right such Person may now have or hereafter acquire to monetary damages from the other parties.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Membership Interest Purchase Agreement on the date first above written.

PURCHASER:	DOUGLAS MACHINES BUYER, INC. By: _/s/ David I. Wolmer Name: David I. Wolmer Title: Authorized Person

Signature Page to Stock Purchase Agreement

COMPANY:	DOUGLAS MACHINES CORP. By: /s/ Authorized Signatory Name: Title:
SELLER:	DOUGLAS ACQUISITION COMPANY, LLC By:__/s/ Authorized Signatory Name: Title:

Solely for the purposes of Sections 6.01 through 6.05, 6.10 and 9.14 through 9.16:

_____________________________________

William Karol

_____________________________________

James Peden

_____________________________________

William Leaver

WILLIAM S. KAROL FAMILY TRUST OF 2012

By:_____________________________________

Name:

Title:

KODA ENTERPRISES GROUP, LLC

By:_____________________________________

Name:

Title:

Signature Page to Stock Purchase Agreement

Exhibit A

Example Net Working Capital Calculation

Annex A

Holder	Transferred Shares	Exchanged Shares
William S. Karol Family Trust of 2012	666 and 2/3 Shares of Common Stock	3,500 Class A Units